    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996

                                                      REGISTRATION NO. 333-07645
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 IMMUSOL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                             2834                             33-0502473
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                             3050 SCIENCE PARK ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 677-0182
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             TSVI GOLDENBERG, PH.D.
                            CHIEF EXECUTIVE OFFICER
                                 IMMUSOL, INC.
                       3050 SCIENCE PARK ROAD, 2ND FLOOR
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 677-0182
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

               CRAIG S. ANDREWS, ESQ.                            WILLIAM H. HINMAN, JR., ESQ.
                FAYE H. RUSSELL, ESQ.                                 SHEARMAN & STERLING
               MARTIN C. NICHOLS, ESQ.                               555 CALIFORNIA STREET
           BROBECK, PHLEGER & HARRISON LLP                   SAN FRANCISCO, CALIFORNIA 94101-1522
           550 WEST "C" STREET, SUITE 1300                              (415) 616-1100
             SAN DIEGO, CALIFORNIA 92101
                   (619) 234-1966

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 IMMUSOL, INC.

                             CROSS REFERENCE SHEET

           PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

              ITEM NUMBER AND HEADING IN
            FORM S-1 REGISTRATION STATEMENT                    CAPTION IN PROSPECTUS
     ---------------------------------------------  -------------------------------------------
  1. Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                      Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages of
       Prospectus.................................  Inside Front and Outside Back Cover Pages
                                                    of Prospectus; Additional Information
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4. Use of Proceeds..............................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price..............  Underwriting
  6. Dilution.....................................  Dilution
  7. Selling Security Holders.....................  Inapplicable
  8. Plan of Distribution.........................  Outside Front Cover Page of Prospectus;
                                                      Underwriting
  9. Description of Securities to Be Registered...  Outside Front Cover Page of Prospectus;
                                                      Description of Capital Stock
 10. Interests of Named Experts and Counsel.......  Inapplicable
 11. Information with Respect to the Registrant...  Outside Front Cover Page of Prospectus;
                                                      Prospectus Summary; Risk Factors;
                                                      Dividend Policy; Capitalization; Selected
                                                      Financial Data; Management's Discussion
                                                      and Analysis of Financial Condition and
                                                      Results of Operations; Business;
                                                      Management; Certain Transactions;
                                                      Principal Shareholders; Description of
                                                      Capital Stock; Shares Eligible for Future
                                                      Sale; Financial Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities................................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 30, 1996


                                3,000,000 SHARES

                                  LOGOIMMUSOL
                                  COMMON STOCK

                            ------------------------

     All the shares of Common Stock offered hereby are being sold by Immusol, Inc. Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting."

     Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol IMSL.

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 5.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------
                                                          Underwriting
                                      Price to            Discounts and          Proceeds to
                                       Public            Commissions(1)          Company(2)
- -------------------------------------------------------------------------------------------------
Per Share.....................            $                     $                     $
- -------------------------------------------------------------------------------------------------
Total.........................            $                     $                     $
- -------------------------------------------------------------------------------------------------
Total Assuming Full Exercise
  of Over-Allotment
  Option(3)...................            $                     $                     $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) See "Underwriting."
(2) Before deducting expenses estimated at $600,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 450,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that the delivery of the Common Stock will be made in New York City on or about
                      , 1996.
                            ------------------------
PAINEWEBBER INCORPORATED
                            NEEDHAM & COMPANY, INC.
                                                        SUTRO & CO. INCORPORATED
                            ------------------------
           THE DATE OF THIS PROSPECTUS IS                     , 1996.

   [DRAWING DESCRIBING IMMUSOL'S APPROACH TO USE VIRAL VECTORS (IN A VIAL) TO
       DELIVER THERAPEUTIC RIBOZYME GENES BY INJECTION INTO THE PATIENT.]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     The Company intends to furnish to its shareholders annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited interim financial information for the first three quarters of each year.


     HIVase I(TM) is a trademark of the Company. This Prospectus also includes names and trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus has been adjusted to reflect the conversion into one share of Common Stock of each share of the Company's outstanding preferred stock (the "Preferred Stock") and assumes no exercise of the Underwriters' over-allotment option and no purchase of shares by Pfizer Inc. in connection with the Offering. The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors" and "Business -- Strategic Alliances and Licenses -- Pfizer Inc."


                                  THE COMPANY

     Immusol, Inc. ("Immusol" or the "Company") is a biopharmaceutical company dedicated to the discovery, development and commercialization of products based on proprietary technologies in the areas of ribozyme gene therapy and ribozyme-mediated gene functional analysis. Ribozymes are naturally occurring ribonucleic acid ("RNA") molecules that can be engineered to cleave and inactivate other RNA molecules in a specific, sequence-dependent fashion. Thus, ribozymes can be designed to selectively inactivate RNA molecules and their corresponding proteins that play a role in human disease. The Company intends to initiate a Phase I clinical trial with its lead compound, HIVase I(TM), in 1996. HIVase I is being developed through a collaboration with Pfizer Inc. ("Pfizer") for the treatment of HIV-infected individuals. In addition, the Company has three other ribozyme gene therapy programs in various stages of research and preclinical development for the prevention of coronary restenosis and the treatment of hepatitis C and hepatitis B viral infections.

     Ribozyme therapies can be based on (i) ribozyme gene therapy which involves inserting specific sequences that lead to the production of ribozymes within the patient's cells or (ii) synthetic, chemically-modified ribozymes administered as drugs. The gene therapy approach to ribozyme therapy utilizes the patient's own cellular machinery to produce a constant and continuous supply of ribozymes inside the cell where the disease-causing gene is produced. The Company has utilized a number of different viral vectors (gene delivery vehicles), including retroviral, adeno-associated viral ("AAV") and adenoviral vectors, to provide optimal periods of in vivo production of ribozymes. The Company believes that ribozyme gene therapy is a new, versatile modality which will be applicable in the treatment of a wide range of viral diseases, coronary disease, genetic diseases, cancers and other medical conditions.

     The Company believes its ribozyme gene therapy technology will have certain advantages over conventional drug development, including: (i) the high specificity of ribozymes can be used to inactivate certain undesirable target genes whose sequences are known; (ii) ribozymes can have application to a broad spectrum of human diseases; (iii) ribozymes can be highly potent due to their natural catalytic activity by which one ribozyme can inactivate many target molecules; and (iv) ribozymes can result in fewer side effects due to their high degree of target specificity. The Company believes its ribozyme gene therapy technology has several advantages over synthetic ribozymes, including: (i) efficient intracellular delivery and potential lack of immune response; (ii) providing a constant and continuous supply of ribozymes inside the cell; and
(iii) the ability to deliver multiple ribozymes on one vector.


     In May 1995, the Company and Pfizer entered into a research collaboration for the discovery and development of products for ribozyme-based gene therapy useful in treating or preventing HIV infection. In preclinical studies to date, the Company has demonstrated potent activity of its multi-ribozyme gene therapy against all strains of HIV known to the Company isolated from HIV-infected individuals. In addition, the Company has found no evidence of ribozyme-resistant mutants of HIV to date. The Company intends to initiate a Phase I clinical trial with its first generation compound, HIVase I, in 1996 in HIV-infected individuals.



     Immusol believes that its ribozyme technology can be useful in drug discovery in conjunction with gene sequence knowledge to characterize the function of recently discovered genes that may be suitable therapeutic targets. Since ribozymes can be designed to act on specific target genetic sequences, ribozymes may be useful to identify the function of these sequences. As a result, the Company believes its ribozyme technology can provide an important link between gene dysfunction and disease.


     The Company was incorporated in the State of California in March 1992. The Company's principal executive offices are located at 3050 Science Park Road, San Diego, California 92121, and its telephone number is (619) 677-0182.

                                  THE OFFERING


Common Stock Offered by the Company...................  3,000,000 shares
Common Stock to be Outstanding after this
  Offering(1).........................................  13,024,477 shares
Use of Proceeds.......................................  To fund research and development and for working capital and general
                                                        corporate purposes. See "Use of
                                                        Proceeds."
Proposed Nasdaq National Market Symbol................  IMSL


- ---------------

(1) Does not include (i) 2,002,500 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.10 per share pursuant to the Company's stock option plans at June 30, 1996 and (ii) 1,354 shares of Common Stock issued upon exercise of options subsequent to June 30, 1996 and 11,500 shares of Common Stock issuable upon exercise of options granted subsequent to June 30, 1996. See "Capitalization," "Management -- Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."


                         SUMMARY FINANCIAL INFORMATION


                                                                               SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                     JUNE 30,
                                --------------------------------------     ------------------------
                                  1993          1994           1995          1995           1996
                                ---------     ---------     ----------     ---------     ----------
STATEMENT OF OPERATIONS DATA:
Total revenue.................  $      --     $ 204,475     $3,174,515     $ 621,937     $2,941,489
Costs and expenses:
  Research and development....    157,101       492,513      2,831,860     1,246,189      1,982,939
  General and
     administrative...........     47,948       127,360        487,234       238,491        396,571
                                ---------     ---------     ----------     ---------     ----------
     Total costs and
       expenses...............    205,049       619,873      3,319,094     1,484,680      2,379,510
Income (loss) from
  operations..................   (205,049)     (415,398)      (144,579)     (862,743)       561,979
Interest income...............     50,743        57,798        275,564        99,230        200,795
Interest expense..............         --            --         (5,343)       (2,326)        (3,386)
                                ---------     ---------     ----------     ---------     ----------
Net income (loss).............  $(154,306)    $(357,600)    $  125,642     $(765,839)       759,388
                                =========     =========     ==========     =========     ==========
Pro forma net income (loss)
  per share(1)................  $   (0.02)    $   (0.05)    $     0.01     $   (0.10)    $     0.06
                                =========     =========     ==========     =========     ==========
Shares used in computing pro
  forma net income (loss) per
  share(1)....................  7,342,653     7,471,420     11,830,427     7,479,860     12,404,535



                                                                            JUNE 30, 1996
                                                                    -----------------------------
                                                                      ACTUAL       AS ADJUSTED(2)
                                                                    ----------     --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.................  $7,684,784      $ 34,984,784
Working capital...................................................   6,724,715        34,024,715
Total assets......................................................   8,439,891        35,739,891
Long-term liabilities, less current portion.......................     185,047           185,047
Accumulated deficit...............................................     (12,105)          (12,105)
Total shareholders' equity........................................   7,154,642        34,454,642


- ---------------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net income (loss) per share and shares used in computing pro forma net income (loss) per share.


(2) As adjusted to reflect the sale of the Common Stock offered hereby and the application of the net proceeds of this Offering, based on an assumed public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus). See "Use of Proceeds."

                                  RISK FACTORS


     An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.


EARLY STAGE OF DEVELOPMENT; NO COMMERCIAL PRODUCTS; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

     Immusol's programs are at an early stage of development and, to date, none of the Company's potential products has been the subject of any human clinical testing. Since the Company's inception in 1992, substantially all of the Company's resources have been dedicated to the research and development of potential products based on ribozyme technology, and no revenues have been generated from product sales. Products, if any, resulting from the Company's research and development efforts are not expected to be commercially available for a number of years. There can be no assurance that any of the Company's potential products will prove safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully commercialized. In addition, there can be no assurance that preclinical or clinical testing will accurately predict safety or efficacy in broader human use, or that delays in the regulatory approval process will not delay commercialization of any potential product. Even if any of the Company's products proves to be safe and effective and is approved for marketing by the United States Food and Drug Administration ("FDA") and other regulatory authorities, there can be no assurance that health care providers, payors and patients will accept such product. Any failure by the Company to achieve technical feasibility, demonstrate safety and efficacy, obtain regulatory approval or, either alone or together with any collaborator, successfully market products would have a material adverse effect on the Company. See "Government Regulation; Uncertainty of Obtaining Regulatory Approval" and "Business -- Government Regulation."

TECHNOLOGICAL UNCERTAINTY; RISKS ASSOCIATED WITH RIBOZYME GENE THERAPY; RISKS ASSOCIATED WITH THE USE OF VIRAL VECTORS; NO RIBOZYME PRODUCTS IN CLINICAL TRIALS

     Drug discovery and development based upon ribozymes is relatively new, and there can be no assurance that this approach will lead to the discovery or development of commercial pharmaceutical products, that the Company will be able to employ these methods of drug development successfully or that ribozyme products will be deliverable, safe or efficacious in humans. While the Company has demonstrated the utility of ribozyme technology in in vitro model systems and in preclinical models, no ribozyme-based compound has been tested in humans. As a result, it is unclear as to whether the FDA will apply the same standards for the review of ribozyme gene therapy products that it applies to traditional therapeutics. There can be no assurance that any of the Company's potential products will enter clinical trials. A significant amount of additional research and development, requiring many years and substantial resources, will be required to determine the potential of the Company's ribozyme technology for therapeutic products. The Company's technology may, during the course of further research, prove to be ineffective in the treatment of human disease or in other areas. The Company must conduct significant additional research and development on determining safe and effective methods of delivering ribozymes into the human body for each indication for the Company's potential therapeutic products and must overcome a number of other technological challenges, such as enhancing the activity and stability of ribozymes and manufacturing ribozyme-based therapeutic products on a commercial scale.

     A significant amount of additional research and development is required to determine whether ribozymes can be delivered systemically, including research and development directed toward improving the delivery of ribozymes to specific tissues and improving cellular uptake. There can be no assurance that effective systemic delivery of ribozyme-based products can be achieved.

     Safety concerns have been raised by the use of retroviral and adenoviral vectors since both are derived from pathogenic viruses. During the manufacture of these vectors, there is a possibility of generating a small amount of natural virus. Although considered a low risk, such a possibility necessitates additional costly product testing. In addition, the Company's use of vector delivery of ribozymes will require that the Company overcome concerns relating to mutagenicity (permanent DNA alteration) or inflammatory responses. Retroviral vectors randomly integrate genetic material into the target cell and AAV vectors may do the same. Any gene therapy approach that involves the random integration of genetic material into the target cell's DNA could, theoretically, cause the activation of an undesirable gene or the inactivation of a beneficial gene, although it is generally believed that such events would be rare.

     Many of the technological and developmental challenges associated with ribozyme gene therapy may be significantly greater than those typically associated with traditional drug development, and may never be overcome. There can be no assurance that even if the Company's potential products are found to be safe and effective, or otherwise have utility, the Company will be able to manufacture them on a commercial scale or market them in an economical way. Further, it is possible that the proprietary rights of third parties will preclude the Company or its collaborative partners from marketing products or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


     The Company incurred an accumulated deficit of $12,000 through June 30, 1996. The Company anticipates that it will incur substantial and increasing losses over at least the next several years as the Company's research and development efforts, preclinical and clinical testing activities and manufacturing scale-up efforts expand. All of the Company's revenues to date have consisted of contract revenues, grant revenues and interest income. No revenues have been generated from product sales. There can be no assurance that the Company can generate sufficient product or contract revenue to achieve sustained profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The development and commercialization of the Company's products will require substantial funds to conduct research and development and preclinical and clinical testing of products and to manufacture and commercialize any products that are approved for commercial sale. The Company's future capital requirements will depend on many factors, including the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, changes in existing collaborative research relationships, the ability of the Company to establish additional collaborative arrangements, the cost of manufacturing scale-up and effective commercialization activities and arrangements, continued scientific progress in its research and development programs and the magnitude of such programs.

     The Company anticipates that its existing available cash, cash equivalents and short-term investments, combined with the anticipated proceeds of this Offering, its committed future contract revenue and interest income, will be adequate to satisfy its capital requirements and fund anticipated operating losses through 1999. There can be no assurance that the underlying assumed levels of revenue and expense will prove to be accurate. The Company will need to raise substantial additional capital to fund its operations. The Company intends to seek additional funding through collaborative arrangements, contract research or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to then existing shareholders could result. If adequate funds are not available, the Company could be required to delay, scale back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that could require the Company to relinquish certain rights to certain of its technologies or products that the Company would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PRODUCT DEVELOPMENT

     Before obtaining regulatory approval for the commercial sale of any of its potential products, the Company must demonstrate, through preclinical studies and clinical trials, that a potential product is safe and efficacious for use in each target indication. The Company has not commenced clinical testing of any products for safety or efficacy in humans. There can be no assurance that results generated by preclinical animal testing will be indicative of results of clinical testing in humans when, and if, those tests are conducted. There can be no assurance that the Company will be permitted to undertake human clinical testing of any of the Company's potential products, or, if permitted, that such potential products will be demonstrated to be safe and efficacious or will receive necessary regulatory approvals.

     The Company may also experience delays in the clinical trial process due to a variety of factors, including preclinical study results, delays or difficulties in patient enrollment, delays in regulatory approvals and other factors. The Company's potential products may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. In addition, there can be no assurance that any of the Company's potential products will ultimately obtain FDA, other regulatory or foreign marketing approval for any indication, that an approved product will be capable of being produced in commercial quantities at reasonable cost or that any approved product will achieve market acceptance. The Company will also be dependent on the efforts of others to advance the development of certain of its products. See "Dependence Upon Collaborators."

GOVERNMENT REGULATION; UNCERTAINTY OF OBTAINING REGULATORY APPROVAL

     The FDA and comparable agencies in foreign countries impose substantial requirements on biotechnology and pharmaceutical companies prior to the introduction of therapeutic products. These requirements include lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based on the type, complexity and novelty of the pharmaceutical. The Company cannot accurately predict when it might submit product applications or submissions for FDA or other regulatory review. Governmental regulation also affects the manufacture and marketing of pharmaceutical products.

     Any future FDA or other governmental approval of products developed by the Company may entail limitations on the indicated uses for which such products may be marketed. Approved products may be subject to additional testing and surveillance programs as required by regulatory agencies. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. In the event that the Company were to manufacture therapeutic products for commercial sale, it would be required to adhere to applicable standards for manufacturing practices and to engage in extensive record keeping and reporting, and its manufacturing facilities would be subject to periodic inspections by state and federal agencies, including the FDA and comparable agencies in foreign countries. See "Business -- Governmental Regulation."

     The effect of governmental regulation may be to delay marketing new products for a considerable period of time, to impose costly requirements on the Company's activities or to provide a competitive advantage to other companies that compete with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Adverse clinical results by others could have a negative impact on the regulatory process and timing. A delay in obtaining or failure to obtain regulatory approvals could adversely affect the marketing of the Company's products and the Company's liquidity and capital resources. The extent of potentially adverse governmental regulation that might arise from future legislation or administrative action cannot be predicted.

     The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with its research work. The extent and character of governmental regulation that might result from future legislation or administrative action cannot be accurately predicted.

DEPENDENCE ON COLLABORATORS

     The Company does not currently possess the resources necessary to develop, complete the FDA approval process for and commercialize any of its potential therapeutic products. The Company intends to enter into collaborative arrangements with other companies to fund research, development and clinical trials, to assist in obtaining regulatory approvals in the United States and internationally and to commercialize certain of its products. While the Company has entered into a collaboration with Pfizer, there can be no assurance that the Company will be able to enter into additional collaborations to develop commercial applications of its ribozyme technology. In addition, there can be no assurance that the Company will be able to enter into or maintain existing or future collaborations or that such collaborations will be successful. The failure to enter into or maintain existing or future collaborations would have a material adverse effect on the Company.

     The Company's collaborators may pursue parallel development of other products or technologies that may compete with the Company's ribozyme technology. Continued collaborator participation will depend not only on the achievement of research objectives by the Company and its collaborators, which cannot be assured, but also on each collaborator's own financial, competitive, marketing and strategic considerations, which are outside the Company's control. Such strategic considerations may include the relative advantages of alternative products being marketed or developed by others, including relevant patent and proprietary positions. There can be no assurance that the interests and motivations of the Company's collaborators are, or will remain, aligned with those of the Company or that such collaborators will successfully perform their development, regulatory compliance, manufacturing or marketing functions or that current or future collaborations will continue. Any parallel development by a collaborator of alternate technologies, preclusion from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of a collaborative agreement or failure by a collaborator to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company. In addition, definitive agreements negotiated with such collaborators may provide that these collaborators may terminate the collaboration at any time without significant penalty. Further, the failure of the Company to attract and retain qualified personnel, consultants and advisers could negatively impact the Company's relationships with such collaborators. Pfizer has the ability to terminate the collaboration at certain intervals and with advance notice. Termination of the collaboration with Pfizer would have a material adverse effect on the Company. See "Business -- Strategic Alliances and Licenses."


RAPID TECHNOLOGICAL CHANGE



     Immusol is engaged in a field characterized by extensive research efforts and rapid technological change. Other products and therapies that may compete directly with the products that the Company is seeking to develop currently exist or are being developed. Many other companies are actively seeking to develop products, including ribozymes and other products designed to modulate gene expression, such as antisense oligonucleotides, that have disease targets similar to those being pursued by the Company. Some of these competitive products are in clinical trials. There can be no assurance that the Company's competitors will not succeed in developing products based on ribozyme or other technologies, existing or new, that are more effective than any that are being developed by the Company or that would render the Company's ribozyme technologies obsolete and noncompetitive.



COMPETITION



     The Company is engaged in a highly competitive field. There currently are commercially available products for the treatment of certain disease targets being pursued by the Company, including reverse transcriptase inhibitors and protease inhibitors for the treatment of HIV and Intron(R)A for both hepatitis B and hepatitis C. ReoPro(R) and coronary stents are being evaluated for the prevention of coronary restenosis.


     Competition from pharmaceutical and biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies and clinical trials, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Many of these competitors have products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, Immusol faces competition based on product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, achieve earlier product commercialization or have, or will achieve, a patent position superior to that of the Company. See "Business -- Competition."

LIMITED CLINICAL TESTING, REGULATORY, MANUFACTURING AND SALES CAPABILITIES

     Because of the relatively early stage of the Company's research and development programs, the Company has not yet invested significantly in clinical, regulatory, manufacturing, marketing, distribution or product sales resources. The Company currently has only limited in-house clinical and regulatory capabilities. Although the Company intends to develop clinical, regulatory, manufacturing and other resources in the future, there can be no assurance that the Company will be able to develop such resources successfully. See "Business -- Manufacturing" and "Business -- Human Resources."

PATENTS AND PROPRIETARY TECHNOLOGY; RELIANCE UPON LICENSES

     Immusol relies on a combination of technical leadership, patents, trade secrets and nondisclosure agreements to protect its proprietary rights. There can be no assurance that the Company will be issued any patents or that, if any patents are issued, they will provide the Company with significant protection or will not be challenged. Even if such patents are enforceable, the Company anticipates that any attempt to enforce its patents would be time consuming and costly. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the United States. The United States Patent and Trademark Office ("PTO") has instituted changes to the United States patent law including changing the term to 20 years from the date of filing for applications filed after June 8, 1995. Certain of the patent applications under which the Company is developing its products were filed after June 8, 1995. The Company cannot predict the effect that such changes on the patent laws may have on its business, or on the Company's ability to protect its proprietary information and sustain the commercial viability of its products.

     The patent positions of pharmaceutical, biotechnology and gene therapy companies, including Immusol, can be uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, there can be no assurance that any of the Company's patent applications will result in the issuance of patents or, if any patents issue, that they will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention that could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

     Specifically, the Company is aware of issued patents and patent applications in the area of ribozymes which may affect the Company's ability to make, use and sell its products. In particular, the Company is aware of a series of patents that purport to cover the production and use of enzymatic RNA. Immusol has investigated the breadth and validity of these patents to determine their impact upon the Company's product development programs. Based on its review of these patents and advice of outside patent counsel, the Company believes its technology does not infringe any valid claims of such patents and that these patents will not impede the advancement of the Company's programs. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to these patents or otherwise, or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on the Company. Finally, litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the Company.


     In December 1993, the Company entered into an Exclusive License Agreement with the Regents of the University of California ("The Regents"), pursuant to which The Regents exclusively licensed rights to certain intellectual property relating to the use of ribozyme technology in HIV and AIDS, including the corresponding patents and patent applications for such property (the "UC Technology"). As consideration for the exclusive license of the UC Technology, Immusol will pay The Regents an earned royalty on net sales by Immusol of products incorporating the UC Technology and prior to sales of such products will pay a license maintenance fee. In addition, beginning the year of the first commercial sale of a FDA approved product, Immusol will pay The Regents a minimum annual royalty. The Regents retain the right to terminate the agreement or to reduce the exclusive license to a nonexclusive license in the event that the Company does not satisfy certain milestone obligations and minimum research and development funding levels. Additional termination events include an uncured breach of the agreement by Immusol. The termination of the Exclusive License Agreement or the conversion of its exclusivity to a nonexclusive agreement would have a material adverse effect on the Company.

     As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization. Accordingly, there can be no assurance that the Company will be successful in protecting its proprietary technology or that Immusol's proprietary rights will preclude competitors from developing products or technology equivalent or superior to that of the Company.

     The Company may require additional technology to which the Company currently does not have rights. If the Company determines that this additional technology is relevant to the development of future products and further determines that a license to this additional technology is needed, there can be no assurance that the Company can obtain a license from the relevant party or parties on commercially reasonable terms, if at all. There can be no assurance that the Company can obtain any license to any technology that the Company determines it needs, on reasonable terms, if at all, or that the Immusol could develop or otherwise obtain alternate technology. The failure of the Company to obtain licenses, if needed, would have a material adverse affect on the Company. See "Business -- Patents and Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL


     The Company is highly dependent on its corporate officers and principal members of its scientific and management staff, the loss of any of whose services might have an adverse impact on the Company. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in its research and development efforts. Since May 1995, the Company has employed a consultant as acting chief financial officer. The Company is actively seeking to hire a permanent chief financial officer and intends to make such hire as soon as practicable after the Offering. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing plans, the Company may be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, regulatory affairs, manufacturing and marketing. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by existing management personnel. Competition for qualified individuals is intense and the Company faces competition for qualified people from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company, including its ability to conclude collaborations with additional corporate partners. See "Management."

PRODUCT LIABILITY; LIMITED INSURANCE

     The design, development and manufacture of therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. The Company has arranged for clinical trial product liability insurance for its anticipated Phase I human clinical trial and intends to obtain insurance for future clinical trials of other products under development and for potential product liability associated with the manufacture and commercial sale of the Company's products. There can be no assurance, however, that the Company will be able to obtain or maintain insurance for any of its clinical trials or commercial products. Although the Company currently maintains general liability insurance, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company in excess of the Company's insurance coverage would have a material adverse effect on the Company.

HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial cost to comply with environmental regulations.

UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT AND PRODUCT PRICING

     The Company's ability to commercialize products successfully will depend substantially on reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting its business.

     Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations, such as HMOs, which can control or significantly influence the purchase of health care products and services, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for therapeutic products. The cost-containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform could materially adversely affect the Company's ability to sell products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of the Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the

Company will have outstanding 13,024,477 shares of Common Stock (without taking into account shares of Common Stock issuable upon exercise of outstanding options). As of June 30, 1996, 2,002,500 shares of Common Stock are subject to outstanding options and 473,500 additional shares are reserved for issuance under the Company's stock option plans. See "Management -- Benefit Plans."



     The 3,000,000 shares of Common Stock sold in this Offering will be freely tradeable without restrictions under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 10,024,477 shares held by existing shareholders were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act, are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may be sold in compliance with such Rule, pursuant to registration under the Securities Act or pursuant to an exemption therefrom. Of the outstanding shares, 7,045,000 shares are currently freely tradeable without limitation under Rule 144, subject to the lock-up period described below. Future sales of shares by existing shareholders pursuant to Rule 144 of the Securities Act or through the exercise of outstanding registration rights could have an adverse effect on the market price of the Common Stock and could impair the Company's efforts to obtain additional capital in the future.



     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act. An aggregate of 124,000 shares of Common Stock issued on exercise of stock options will be tradeable pursuant to Rule 701, subject to the lock-up period described below. Such options were exercised at prices below the initial public offering price. Shareholders owning an aggregate of 9,574,477 shares of Common Stock, representing approximately 96% of the total shares outstanding (and 1,887,500 shares issuable upon exercise of outstanding options), including shares held by all employees, officers and directors and certain other shareholders of the Company, have agreed not to directly or indirectly offer or sell, contract to sell, grant any option to purchase, transfer or otherwise dispose of or make a distribution of any of their shares or securities convertible or exchangeable for Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of PaineWebber Incorporated ("PaineWebber"). See "Shares Eligible for Future Sale."


REGISTRATION RIGHTS


     Holders of 2,915,477 shares of Common Stock are entitled to certain demand and other registration rights with respect to such shares of Common Stock. Any sales under such registration rights may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock. Such registration rights are not exercisable prior to 180 days after this Offering. See "Description of Capital Stock -- Amended Shareholder Rights Agreement."



DILUTION



     The initial public offering price of the Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Assuming an initial offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus), investors participating in this Offering will incur an immediate, substantial dilution in net tangible book value of $7.35 per share and may incur additional dilution upon exercise of outstanding stock options. See "Dilution."



NO DIVIDENDS



     The Company currently intends to retain any and all earnings for use in its business and does not anticipate paying any dividends within the foreseeable future. The Company has never declared or paid dividends on its capital stock. See "Dividend Policy."

CONCENTRATION OF OWNERSHIP



     Following this Offering, the present officers and directors of the Company and their affiliates will beneficially own approximately 74% of the outstanding shares of Common Stock (assuming exercise of all stock options beneficially owned by officers and directors). Accordingly, they will have the ability to exercise significant influence over the management and policies of the Company.



BROAD DISCRETION IN USE OF PROCEEDS



     The net proceeds of the Offering will be used to fund the Company's research and development and will be added to the Company's working capital. Other than those outlined in this Prospectus, the Company cannot set forth with certainty additional research and development programs or other uses for the net proceeds. Accordingly, management will have broad discretion in the application of such net proceeds. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."



POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND AUTHORIZED PREFERRED STOCK



     Amendments to the Company's Articles of Incorporation have been approved, effective upon the closing of this Offering, which may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. The Board of Directors also has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including the dividend rates, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series, without any further vote or action by the shareholders, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of Common Stock. In November 1996, Pfizer is obligated to purchase 264,600 shares of B-2 Preferred Stock at a price per share of $7.56. In May 1998, Pfizer is obligated to purchase 304,300 shares of B-3 Preferred Stock at a price per share of $9.86, subject to Pfizer's ability to terminate the Collaboration Agreement (as defined herein) and its obligations thereunder. See "Business -- Strategic Alliances and Licenses," "Management," "Principal Shareholders," "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Possible Anti-Takeover Effect of Certain Charter Provisions."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price for the Common Stock was determined by negotiations between the Company and PaineWebber, Needham & Company, Inc. and Sutro & Co. Incorporated. See "Underwriting." There can be no assurance that an active public market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the public offering price. Factors such as the announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as variations in the Company's results of operations, market conditions, analysts' estimates and the stock market may cause the market price of the Common Stock to fluctuate significantly. Also, future sales of shares by existing shareholders pursuant to Rule 144 of the Securities Act or through the exercise of outstanding registration rights, could have an adverse effect on the price of the Common Stock. See "Description of Capital Stock -- Amended Shareholder Rights Agreement" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $27,300,000 ($31,400,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus), and after deducting underwriting discounts and commissions and other estimated offering expenses.


     The Company expects to use the net proceeds, including the interest thereon, (i) to fund research and development programs (approximately 80%) and
(ii) for general corporate purposes, including capital expenditures and working capital (approximately 20%). The amounts actually used for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical trials, the timing of regulatory approvals, technological advances, the commercial potential of proposed compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research agreements with other companies, the availability of additional financing and other factors. The Company believes that its existing cash, cash equivalents and short-term investments, combined with the anticipated proceeds of this Offering and its committed future contract revenue and interest income, will be adequate to satisfy its capital requirements and to fund anticipated operating losses through 1999. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this Offering in investment-grade securities.



     Other than those outlined in this Prospectus, the Company cannot set forth with certainty additional research and development programs or other uses for the net proceeds. Accordingly, management will have broad discretion in the application of such net proceeds. The Company believes that it will need to raise substantial additional capital to fund its future operations. The Company intends to seek additional funding through collaborative arrangements, contract research or through public or private financings. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock. The Company currently intends to retain any and all earnings for use in the operation and expansion of its business. The Company does not anticipate paying any dividends within the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) as of June 30, 1996 and (ii) as adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus), less underwriting discounts and commissions and other estimated expenses of this Offering:



                                                                           JUNE 30, 1996
                                                                     --------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                     ----------     -----------
Long-term liabilities, less current portion........................  $  185,047     $   185,047
Shareholders' equity:
  Convertible Preferred Stock, $.001 par value: 3,491,700 shares authorized, 2,915,477 issued and outstanding actual; 5,000,000 shares authorized, none issued and outstanding as
     adjusted(1)...................................................       2,915              --
  Common Stock, $.001 par value: 20,000,000 shares authorized,
     7,109,000 shares issued and outstanding actual; 30,000,000 shares authorized, 13,024,477 shares issued and outstanding as
     adjusted(2)...................................................       7,109          13,024
  Deferred compensation related to stock options...................  (1,445,377)     (1,445,377)
  Additional paid-in capital.......................................   8,602,100      35,899,100
  Accumulated deficit..............................................     (12,105)        (12,105)
                                                                     ----------     -----------
     Total shareholders' equity(2).................................   7,154,642      34,454,642
                                                                     ----------     -----------
       Total capitalization........................................  $7,339,689     $34,639,689
                                                                     ==========     ===========


- ---------------
(1) Shares of Preferred Stock may be issued to Pfizer under its collaboration with the Company. See "Business -- Strategic Alliances and Licenses" and "Description of Capital Stock."


(2) Does not include (i) 2,002,500 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.10 per share pursuant to the Company's stock option plans at June 30, 1996 and (ii) 1,354 shares of Common Stock issued upon exercise of options subsequent to June 30, 1996 and 11,500 shares of Common Stock issuable upon exercise of options granted subsequent to June 30, 1996. See "Management -- Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."

                                    DILUTION


     The net tangible book value of the Company at June 30, 1996 was $7,154,642, or $0.71 per share. Net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock. After giving effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's net tangible book value as of June 30, 1996 would have been $34,454,642, or $2.65 per share. This represents an immediate increase in net tangible book value per share of $1.94 to existing holders and immediate dilution in net tangible book value of $7.35 per share to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution:



    Assumed public offering price.......................................            $ 10.00
      Net tangible book value before the Offering.......................  $ 0.71
      Increase attributable to new investors............................    1.94
                                                                           -----
    Net tangible book value after this Offering.........................               2.65
                                                                                     ------
    Dilution of net tangible book value to new investors................            $  7.35
                                                                                     ======



     The following table summarizes, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by new investors (before deduction of underwriting discounts and commissions and estimated offering expenses):



                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        ----------------------     -----------------------     PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                        -----------    -------     -----------     -------     ---------
Existing shareholders.................   10,024,477      77.0%     $ 7,146,842       19.2%      $  0.72
New investors.........................    3,000,000      23.0%      30,000,000       80.8%      $ 10.00
                                         ----------     -----      -----------      -----
          Total.......................   13,024,477     100.0%     $37,146,842      100.0%
                                         ==========     =====      ===========      =====



     All of the above computations assume no exercise of outstanding options. As of June 30, 1996, options to purchase 2,002,500 shares of Common Stock were outstanding at a weighted average exercise price of approximately $0.10 per share under the Company's stock option plans. 1,354 shares of Common Stock were issued upon exercise of options subsequent to June 30, 1996 and 11,500 shares of Common Stock are issuable upon the exercise of options granted subsequent to June 30, 1996. To the extent these options become vested and are exercised, there will be further dilution to new investors. As of June 30, 1996, the Company also has an additional 473,500 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. See "Capitalization," "Management -- Benefit Plans," "Certain Transactions" and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1995, and with respect to the Company's balance sheets at December 31, 1994 and 1995, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such Financial Statements and Notes related thereto. The statement of operations data for the period from inception to December 31, 1992, and the balance sheet data at December 31, 1992 and 1993, have been derived from financial statements that have been audited by Ernst & Young LLP which are not included herein. The statement of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 have been derived from unaudited financial statements; however, management believes such financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                    PERIOD FROM                                                SIX MONTHS ENDED
                                   MARCH 6, 1992           YEARS ENDED DECEMBER 31,                JUNE 30,
                                (INCEPTION) THROUGH   -----------------------------------   -----------------------
                                 DECEMBER 31, 1992      1993        1994         1995          1995         1996
                                -------------------   ---------   ---------   -----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
  Total revenue...............       $      --        $      --   $ 204,475   $ 3,174,515   $  621,937   $2,941,489
  Costs and expenses:
    Research and
      development.............         376,753          157,101     492,513     2,831,860    1,246,189    1,982,939
    General and
      administrative..........          32,761           47,948     127,360       487,234      238,491      396,571
                                     ---------        ---------   ---------    ----------    ---------   ----------
      Total costs and
         expenses.............         409,514          205,049     619,873     3,319,094    1,484,680    2,379,510
  Income (loss) from
    operations................        (409,514)        (205,049)   (415,398)     (144,579)    (862,743)     561,979
  Interest income.............          24,285           50,743      57,798       275,564       99,230      200,795
  Interest expense............              --               --          --        (5,343)      (2,326)      (3,386)
                                     ---------        ---------   ---------    ----------    ---------   ----------
  Net income (loss)...........       $(385,229)       $(154,306)  $(357,600)  $   125,642   $ (765,839)  $  759,388
                                     =========        =========   =========    ==========    =========   ==========
  Pro forma net income (loss)
    per share(1)..............       $   (0.06)       $   (0.02)  $   (0.05)  $      0.01   $    (0.10)  $     0.06
                                     =========        =========   =========    ==========    =========   ==========
  Shares used in computing pro
    forma net income (loss)
    per share(1)..............       6,413,620        7,342,653   7,471,420    11,830,427    7,479,860   12,404,535
                                     =========        =========   =========    ==========    =========   ==========



                                                                 DECEMBER 31,
                                             ----------------------------------------------------     JUNE 30,
                                                1992          1993          1994          1995          1996
                                             ----------    ----------    ----------    ----------    ----------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments............................  $1,814,472    $1,739,197    $1,113,904    $6,867,245    $7,684,784
  Working capital..........................   1,674,364     1,548,896     1,049,333     6,048,413     6,724,715
  Total assets.............................   1,817,879     1,741,874     1,484,911     7,343,737     8,439,891
  Long-term liabilities, less current
    portion................................          --            --            --        37,874       185,047
  Accumulated deficit......................    (385,229)     (539,535)     (897,135)     (771,493)      (12,105)
  Total shareholders' equity...............   1,677,771     1,551,573     1,215,865     6,341,331     7,154,642


- ---------------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of net income (loss) per share and shares used in computing net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW


     Since inception in March 1992, Immusol has devoted substantially all of its resources to the development of its ribozyme gene therapy technology. Although Immusol was profitable in 1995, to date the Company has not received any revenues from the sale of products and does not expect to receive revenues from the sale of products for several years. The Company has incurred an accumulated deficit of approximately $12,000 through June 30, 1996. While the Company could report a profit in 1996, it anticipates that it will incur substantial and increasing losses over at least the next several years as the Company's research and development efforts, preclinical and clinical testing activities and manufacturing scale-up efforts expand. All of the Company's revenues to date have consisted of contract revenues, grant revenues and interest income. No revenues have been generated from product sales. There can be no assurance that the Company can generate sufficient product or contract revenue to achieve sustained profitability.



     In May 1995, the Company and Pfizer entered into a Collaboration Agreement, a License and Royalty Agreement and a Preferred Stock Purchase Agreement (together, the "Pfizer Agreements") for the discovery and development of ribozyme-based gene therapy useful in treating or preventing HIV infection. Under the Pfizer Agreements, Pfizer has agreed to provide research support, make milestone payments and equity investments which could total up to $49 million through May 2000. In addition, Pfizer has agreed to fund certain clinical trial, patent filing and patent maintenance costs. Amounts received by Immusol under the Pfizer Agreements totalled approximately $11.2 million through June 30, 1996. See "Business -- Strategic Alliances and Licenses-Pfizer Inc."



     In September 1994, the National Institutes of Health ("NIH") awarded the University of California at San Diego ("UCSD"), Immusol and its collaborators a Strategic Program for Innovative Research on AIDS Treatment ("SPIRAT") grant totaling $4.6 million over the next four years for the development and clinical evaluation of gene therapy for HIV, of which Immusol is entitled to receive up to $508,000. Through June 30, 1996, the Company had received $439,000 under the SPIRAT grant. The Company expects to receive an additional $69,000 during fiscal year 1996 which would complete its participation in the SPIRAT grant.


RESULTS OF OPERATIONS


     SIX MONTHS ENDED JUNE 30, 1996 AND 1995



     The Company had total revenues of $2.9 million for the six months ended June 30, 1996 compared to revenues of $622,000 for the same period in 1995. The 1996 revenues were primarily derived from the Company's collaborative arrangement with Pfizer. Revenues may fluctuate from period to period depending on the achievement of milestones under the Collaboration Agreement.



     Research and development expenses increased to $1,983,000 for the six months ended June 30, 1996 from $1,246,000 for the same period in 1995 primarily due to a significant increase in research and development activities, including additions to research and development personnel and the expansion of laboratory facilities. Research and development expenses are expected to continue to increase through 1996 due to the increased activities associated with the anticipated commencement of a Phase I clinical trial for HIVase I in the United States and the expansion of preclinical and clinical testing of existing and new product development programs. General and administrative expenses increased to $397,000 during this period from

$238,000 a year earlier primarily due to increases in staffing, facilities and business development expenses. General and administrative expenses are expected to continue to increase through 1996.



     Interest income was $201,000 for the six months ended June 30, 1996 compared to $99,000 for the same period in 1995 due to higher average cash investment balances. Interest expense was $3,400 for the six months ended June 30, 1996 compared to $2,300 for the same period in 1995 due to obligations under capital leases and long-term debt in 1996.


     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     The Company had revenues of $3.2 million for the year ended December 31, 1995 compared to $204,000 in the same period in 1994. The Company had no revenues in 1993. The increase in revenues resulted primarily from the Company's collaborative arrangement with Pfizer.

     Research and development expenses increased to $2.8 million in 1995 from $493,000 in 1994 and $157,000 in 1993. Factors contributing to these increases include substantial increases in research and development expenditures, including additions to research and development personnel, the purchase of additional laboratory supplies, technology acquisition and maintenance costs, the expansion of laboratory facilities and increases in equipment depreciation. General and administrative expenses increased to $487,000 in 1995 from $127,000 in 1994 and $48,000 in 1993. These increases were due primarily to expansion in staffing, facilities and higher business development expenses.

     Interest income increased to $276,000 in 1995 from $58,000 in 1994 and $51,000 in 1993 due to interest earned on the higher average cash investment balances. Interest expense increased to $5,000 in 1995 from none in 1994 and 1993 due to obligations under capital leases.

     At December 31, 1995, the Company had federal tax net operating loss carryforwards of approximately $592,000, which expire beginning in 2008 unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited because of cumulative changes of ownership of more than 50% which occurred within a three-year period. The Company does not believe, however, that such limitation will have a material impact on the utilization of the carryforwards.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, Immusol has financed its operations primarily through private placements of equity securities, which provided aggregate proceeds of approximately $7.0 million through June 30, 1996, and to a lesser extent, grant funding of $531,000 under the SPIRAT and other NIH grants. Under its agreements with Pfizer, the Company has received $11.2 million in funding and could receive up to $49 million in total through May 2000.



     Working capital increased to $6.7 million as of June 30, 1996 compared to $6.0 million as of December 31, 1995. The increase in working capital primarily reflects net cash generated from operations of $991,000. The increase in working capital during this period may not be indicative of changes in working capital for future periods as the Company expects to use cash and working capital to fund anticipated operating losses. As of June 30, 1996, Immusol had cash, cash equivalents and short-term investments totaling $7.7 million.



     Through June 30, 1996, the Company has invested an aggregate of $714,000 in leasehold improvements, laboratory and office equipment and other assets, of which $58,000 has been funded through capital leases. The Company has funded the majority of its office and research and development facilities and related leasehold improvements through operating lease arrangements. In addition, the Company has in place a term loan with Silicon Valley Bank in an aggregate amount of up to $500,000 to be used by the Company to fund the purchase of laboratory, research and development and office equipment of which the Company has received proceeds of $153,000. As of June 30, 1996, the Company had no significant commitments for capital expenditures. The Company expects its cash needs will increase significantly in future periods due to expansion of research and development programs, increased clinical testing activities, growth of research and development and administrative activities and their related equipment and space needs.

     The Company's operations to date have consumed substantial amounts of cash, which is expected to continue over the foreseeable future. It is the Company's intention to fund certain product research and development costs through additional collaborative relationships with suitable corporate collaborators. There can be no assurance that any such agreements will successfully reduce the Company's funding requirements. Additional equity or debt financing will be required, and there can be no assurance that such financing will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

     Immusol anticipates that its existing available cash, cash equivalents and short-term investments, combined with the anticipated net proceeds of this Offering and its committed future contract revenue and interest income, will be adequate to satisfy its capital requirements and fund anticipated operating losses through 1999. The Company's future capital requirements will depend on many factors, including continued scientific progress in its products and process development programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing patents, competing technological and market developments, changes in existing collaborative relationships, the ability of the Company to establish development arrangements, the cost of manufacturing scale-up and the establishment of effective sales and marketing arrangements.

                                    BUSINESS

SUMMARY


     Immusol is a biopharmaceutical company dedicated to the discovery, development and commercialization of products based on proprietary technologies in the areas of ribozyme gene therapy and ribozyme-mediated gene functional analysis. Ribozymes are naturally occurring ribonucleic acid (RNA) molecules that can be engineered to cleave and inactivate other RNA molecules in a specific, sequence-dependent fashion. Thus, ribozymes can be designed to selectively inactivate RNA molecules and their corresponding proteins that play a role in human disease. The Company intends to initiate a Phase I clinical trial with its lead compound, HIVase I, in 1996. HIVase I is being developed through a collaboration with Pfizer for the treatment of HIV-infected individuals. In addition, the Company has three other ribozyme gene therapy programs in various stages of research and preclinical development for the prevention of coronary restenosis and the treatment of hepatitis C and hepatitis B viral infections.


     Ribozyme therapies can be based on (i) ribozyme gene therapy which involves inserting specific sequences that lead to the production of ribozymes within the patient's cells or (ii) synthetic, chemically-modified ribozymes administered as drugs. The gene therapy approach to ribozyme therapy utilizes the patient's own cellular machinery to produce a constant and continuous supply of ribozymes inside the cell where the disease-causing gene is produced. The Company has utilized a number of different viral vectors (gene delivery vehicles), including retroviral, adeno-associated viral (AAV) and adenoviral vectors, to provide optimal periods of in vivo production of ribozymes. The Company believes that ribozyme gene therapy is a new, versatile modality which will be applicable in the treatment of a wide range of viral diseases, coronary disease, genetic diseases, cancers and other medical conditions.

     The Company believes its ribozyme gene therapy technology will have certain advantages over conventional drug development, including: (i) the high specificity of ribozymes can be used to inactivate certain undesirable target genes whose sequences are known; (ii) ribozymes can have application to a broad spectrum of human diseases; (iii) ribozymes can be highly potent due to their natural catalytic activity by which one ribozyme can inactivate many target molecules; and (iv) ribozymes can result in fewer side effects due to their high degree of target specificity. The Company believes its ribozyme gene therapy technology has several advantages over synthetic ribozymes, including: (i) efficient intracellular delivery and potential lack of immune response; (ii) providing a constant and continuous supply of ribozymes inside the cell; and
(iii) the ability to deliver multiple ribozymes on one vector.


     In May 1995, the Company and Pfizer entered into a research collaboration for the discovery and development of products for ribozyme-based gene therapy useful in treating or preventing HIV infection. In preclinical studies to date, the Company has demonstrated potent activity of its multi-ribozyme gene therapy against all strains of HIV known to the Company isolated from HIV-infected individuals. In addition, the Company has found no evidence of ribozyme-resistant mutants of HIV to date. The Company intends to initiate a Phase I clinical trial with its first generation compound, HIVase I, in 1996 in HIV-infected individuals.



     Immusol believes that its ribozyme technology can be useful in drug discovery in conjunction with gene sequence knowledge to characterize the function of recently discovered genes that may be suitable therapeutic targets. Since ribozymes can be designed to act on specific target genetic sequences, ribozymes may be useful to identify the function of these sequences. As a result, the Company believes its ribozyme technology can provide an important link between gene dysfunction and disease.



     The Company was incorporated in the State of California in March 1992.


BACKGROUND

     GENE EXPRESSION AND PROTEIN SYNTHESIS

     Genes are regions of DNA that contain instructions that direct cells to produce proteins, one of the basic building blocks of all cells. Genes produce, or express, proteins in a two-step process. First, information from the DNA of the gene is transcribed to ribonucleic acid ("RNA"). Second, RNA and the information contained therein is translated into a protein. The production of a particular protein requires specific DNA and RNA molecules.

     Many disease states are caused by abnormal production or function of gene products such as proteins. The abnormality may be due to an inborn defective gene, due to excessive or inappropriate production of a protein by a normal gene or due to the expression of exogenous genes from infectious agents, such as viruses. Such abnormal or excessive production of a protein may have direct effects on the cells within the body or it may initiate a cascade of events involving other proteins within the body, in each case leading to disease.

     GENE THERAPY

     Gene therapy is an approach to the treatment of certain inherited and acquired diseases in which genes are delivered into a patient's cells in order to direct the cells to produce therapeutic proteins or to disrupt the production of harmful proteins. The development of vectors that can practically, efficiently and safely deliver genes into cells is one of the most critical factors for the success of gene therapy. The process of gene transfer may be accomplished either in vivo by administering the vector directly to patients or ex vivo by removing patients' cells and combining them with the vector. There are primarily two types of vectors used in gene therapy: viral vectors derived from naturally occurring viruses and non-viral vectors produced by standard recombinant DNA techniques.

     Viral vectors take advantage of the natural efficiency with which viruses transport their own genetic material into cells. Viral vectors are constructed by removing some or all of the harmful viral genes from the viral genome and replacing them with the desired therapeutic gene which directs RNA production by the cell. As a result of the removal of the harmful viral genes, viral vectors are capable of efficient delivery and expression of a gene, but are not capable of replication. Viral vectors have been extensively studied and most gene therapy applications involve the use of viral vectors.

    Drawing depicting delivery and expression of a ribozyme gene into a cell

     Viral vectors have limitations that may affect their safety or efficacy. For example, viral vectors based on retroviruses (retroviral vectors) require that target cells be dividing or multiplying in order to achieve gene delivery. Because most cells in the body are not dividing or divide very slowly, and because retroviral vectors become rapidly inactivated in the blood, most clinical applications currently under evaluation employing retroviral vectors involve a complex and expensive procedure whereby patient cells are removed, are stimulated to divide and the gene is delivered to these cells ex vivo. The cells are subsequently returned to the patient.

     Another type of viral vector is derived from the adenovirus. Adenoviral vectors are exceptionally efficient at delivering and expressing genes to dividing and non-dividing cells for a short period of time. Adenoviral vectors, however, retain and express some genes from the naturally-occurring virus and, as a result, the body's immune system is triggered following their administration. It is generally accepted that the immune response limits the length of time that gene expression can be maintained in the target cell and may lead to inflammatory responses.

     Safety concerns have been raised by the use of retroviral and adenoviral vectors since both vectors are derived from pathogenic viruses. During the manufacture of these viruses, there is a possibility of generating a small amount of natural virus. Although considered a low risk, such a possibility necessitates additional costly product testing.

     Adeno-associated virus (AAV) vectors are derived from a non-pathogenic human virus. In spite of its name, AAV is genetically unrelated to adenovirus. AAV, as it exists in nature, can only reproduce in the presence of another virus. AAV vectors are derived from the wild type virus by removing all of the viral genes and replacing them with the appropriate genetic material.

     Retroviral vectors randomly integrate genetic material into the target cell and AAV vectors may do the same. Any gene therapy approach that involves the random integration of genetic material into the target cell's DNA could, theoretically, cause the activation of an undesirable gene or the inactivation of a beneficial gene, although it is generally believed that such events would be rare.

     Non-viral vectors are produced by standard recombinant DNA techniques and are delivered to target cells either unmodified (naked DNA) or combined with lipids (for example, liposomes) or proteins designed to facilitate the entry of DNA into cells. Because they lack components derived from viruses, they are perceived to be safer. In addition, non-viral vectors are capable of delivering large segments of DNA to target cells. Non-viral vectors, however, are relatively inefficient at delivering genes to cells and, in general, have resulted in temporary or low levels of gene expression in target cells.


     Immusol believes that AAV vectors offer several potential advantages over other viral and non-viral vectors. These advantages include: (i) efficient delivery of genes to both dividing and non-dividing target cells; (ii) absence of viral genes that may be responsible for causing an undesirable immune response; (iii) capacity for long-term gene expression; (iv) capacity for in vivo administration to patients; (v) higher levels of gene expression; and (vi) improved stability allowing AAV vectors to be manufactured, stored and handled like more traditional pharmaceutical products. AAV vectors are also less complex than other viral vector systems which makes them more amenable to genetic engineering of such enabling advancements as targeting to a specific cell type.


IMMUSOL RIBOZYME GENE THERAPY TECHNOLOGY

     Ribozymes are RNA molecules that were originally discovered in certain viruses and other organisms. Naturally-occurring ribozymes normally function to catalyze their own cleavage but can be engineered to cleave and inactivate other RNA molecules in a specific, sequence-dependent fashion. By cleaving a target RNA, ribozymes inhibit the translation of RNA into protein, thus stopping the expression of a specific gene. Ribozymes can be chemically synthesized in the laboratory and structurally modified to increase their stability and catalytic activity. Synthetic ribozymes may also be able to be formulated so that injectable administration is feasible.

     The Company's approach to ribozyme therapy employs a ribozyme referred to as a "hairpin" ribozyme, so named because of its shape. The Company believes hairpin ribozymes have advantages over other types of ribozymes. Unlike smaller ribozymes that may only assume a stable shape upon binding to their substrates, the larger-sized hairpin ribozymes apparently assume such stable shape immediately after synthesis and are therefore more resistant to ribonucleases (enzymes that degrade RNA) in the cellular environment. In addition, unlike other ribozymes whose optimal cleavage conditions may require high temperature and high concentrations of certain cellular co-factors, the hairpin ribozyme works best under near-physiological conditions. The Company believes hairpin ribozymes to be a better choice as a human therapeutic than other ribozymes.

     Ribozyme gene therapy involves engineering a gene into a vector which, when delivered to the patient's cells, will direct the synthesis of a specific ribozyme. The ribozyme gene vector is then delivered in vivo by injection. The ribozyme genes are then transcribed in the patient's target cells to generate the ribozymes which in turn cleave the target RNA, inhibiting synthesis of a specific protein. The gene therapy approach to ribozyme therapy utilizes the patient's own cellular machinery to produce a constant and continuous supply of ribozymes inside the cell where the disease-causing gene is produced.


     The Company has utilized a number of different viral vectors to provide optimal periods of in vivo production of ribozymes. For instance, the Company's adenovirus vector does not integrate into the host genome and promotes protein expression for only a short period of time, measured in weeks. The Company's retrovirus and AAV vectors, on the other hand, integrate into the host cell genome and promote gene expression for months to years in animal models, and such expression is expected to be longer in humans due to the construction of the vector containing the human gene-controlling element.


ADVANTAGES OF IMMUSOL RIBOZYME GENE THERAPY

     The Company believes its ribozyme technology will have certain advantages over conventional drug development:

     - RIBOZYMES CAN BE ENGINEERED TO INACTIVATE CERTAIN UNDESIRABLE TARGET GENES WHOSE SEQUENCES ARE KNOWN. Numerous genes and their expressed proteins have been identified as having causative roles in human diseases. Once a gene has been identified, ribozymes can generally be engineered to inhibit the expression of the associated RNA of a target gene, thereby preventing protein production. In addition, identification of new genes is rapidly increasing and it is expected that all of the genes which comprise the human genome will be identified within the current decade.

     - RIBOZYMES CAN HAVE APPLICATION TO A BROAD SPECTRUM OF HUMAN
       DISEASES. All diseases for which a causative inappropriately-expressed protein or gene target can be identified present a potential application for the Company's ribozyme technology. The Company believes that its ribozyme technology is an important bridge between the growing body of knowledge regarding the sequence of the human genome and the development of human therapeutics.

     - RIBOZYMES CAN BE HIGHLY POTENT DUE TO THEIR NATURAL CATALYTIC
       ACTIVITY. Ribozymes are not consumed in the act of cleaving the target RNA, but are catalytically-active enzymes. Therefore, one ribozyme molecule can inactivate many target RNA molecules. The Company believes that the dosage requirements for ribozymes may be reduced by engineering ribozymes to increase their rate of catalytic activity.

     - RIBOZYMES CAN RESULT IN FEWER SIDE EFFECTS DUE TO THEIR HIGH DEGREE OF TARGET SPECIFICITY. The mechanism by which traditional drugs act on a target gene or protein often is not well understood. Consequently, side effect profiles of such drugs are often difficult to predict and characterize. The Company believes that side effects may be reduced or avoided with ribozymes due to their high selectivity in cleaving a specific RNA target sequence. The Company believes ribozymes may be constructed with a nucleotide binding sequence that will match only one corresponding target RNA, thereby offering a high degree of specificity.

     In addition, the Company believes that its ribozyme gene therapy has several advantages over the direct application of synthetic ribozymes as a therapeutic:

     - EFFICIENT INTRACELLULAR DELIVERY AND POTENTIAL LACK OF IMMUNE
       RESPONSE. In order to effectively inactivate a gene for therapeutic purposes, the ribozyme must be able to penetrate into the cells of the body. The chemical properties of ribozymes, however, do not allow the ribozymes to freely pass into the cell. Immusol has shown in preclinical studies that ribozymes can be efficiently delivered into a cell by introducing ribozyme genes with the Company's viral vectors. The cell itself then utilizes the ribozyme gene to direct the production of ribozymes. In this way, the ribozyme is present only inside cells where it can carry out its desired effect, which should prevent undesirable side effects, such as immunogenicity, that could occur if a synthetic ribozyme were directly injected into the body.

     - BENEFICIAL PHARMACOLOGICAL PROPERTIES. Ribozymes directly injected as a drug would be highly unstable due to the ubiquitous presence of enzymes (ribonucleases) that rapidly degrade RNA. The Company's proprietary ribozyme gene delivery and expression technology, however, should provide a constant and continuous supply of ribozymes inside the patients' cells. Therefore, ribozymes that become degraded will be replaced by newly synthesized ribozymes. As a result of this persistent synthesis and subsequent degradation, the level of ribozymes should remain constant. Direct injection of synthetic ribozymes, on the other hand, would result in variable systemic levels of the drug, with high levels present immediately after dosing followed by decreasing levels as the drug is degraded. Constant levels of ribozymes are particularly important in anti-viral therapies, where transient decreases in the ribozyme, like any drug, would favor the production of drug-resistant viruses. Additionally, the relatively stable production of ribozymes by ribozyme gene therapy should require less frequent dosing than with directly injected synthetic ribozymes.

     - UTILIZATION OF MULTI-RIBOZYME VECTORS. The efficacy of many therapeutic applications of ribozymes would be improved by administering multiple ribozymes, each directed against a different region of the target gene. For instance, ribozymes directed against two different sites in a virus, such as HIV, would decrease the chance of generating a ribozyme-resistant mutant virus, since such a virus would have to simultaneously contain a mutation at both sites in order to replicate. The Company has demonstrated in tissue culture that a viral vector expressing ribozyme genes directed against two different regions of the HIV RNA more effectively inhibits HIV replication than a viral vector that expresses either single ribozyme gene alone. The Company plans to test the multiple ribozyme approach with a two ribozyme gene vector in its Phase I clinical trial for HIVase I, to be initiated in 1996. The Company plans to incorporate four ribozyme genes into its second generation HIV therapeutic product.


       The Company's proprietary technology allows multiple ribozymes to be expressed from a single vector. HIVase I, the Company's two ribozyme gene product, which was submitted to the FDA by Dr. Flossie Wong-Staal as a physician-sponsored IND, was allowed to proceed by the FDA to Phase I clinical trials as a single product. The Company believes multi-ribozyme gene products can be evaluated and licensed for sale more easily than a combination of synthetic ribozymes which the Company believes should be evaluated individually as drugs.


PRODUCT DEVELOPMENT PROGRAMS

     Immusol is focusing its efforts on the development of proprietary ribozyme gene therapy products. The Company is currently pursuing the following development programs:

                         PROGRAM                      REGULATORY STATUS(1)     COLLABORATOR
        ------------------------------------------  -------------------------  ------------
        HIV                                         Phase I to begin in 1996      Pfizer
        Prevention of coronary restenosis                  Preclinical             none
        Hepatitis C virus                                   Research               none
        Hepatitis B virus                                   Research               none

- ---------------
(1) Phase I means initial human studies designed to establish the safety, dose tolerance and pharmacokinetics of a compound.


     Preclinical means pharmacology and toxicology testing in in vitro and in vivo models, product formulation, dosage studies and manufacturing scale-up for submission of the necessary data to comply with applicable regulations prior to commencement of human clinical trials. Research means drug optimization and testing in in vitro models. See "Government Regulation."

     HIV

     The Center for Disease Control estimates that as of December 1995, there were one million HIV-infected individuals and over 500,000 cases of AIDS in the United States. HIV, the cause of AIDS, is spread by a transfer of bodily fluids, primarily through sexual contact, blood transfusions, sharing intravenous needles, accidental needle sticks or transmission from infected mothers to newborns.

     HIV is a retrovirus containing an RNA genome which is "reverse transcribed" into DNA and integrated into the host cell chromosome ("early" events in the viral life cycle). The viral DNA then generates RNA which directs the synthesis of viral proteins and ultimately more viral particles ("late" events in the viral life cycle).

     There are several therapies approved for the treatment of HIV infection. Reverse transcriptase inhibitors, such as AZT, inhibit early events in HIV replication. Protease inhibitors, such as Saquinavir, inhibit late events in HIV replication. Combining both types of anti-HIV drugs may be the most effective mode of treatment. The issue of drug-resistant mutations, however, remains.

     Immusol is developing drugs to treat HIV-infected individuals through the inhibition of both early- and late-stage HIV replication. The Company believes that both genomic RNA (present during early events) and protein-coding RNA (present during late events) of HIV should be degraded by ribozyme gene therapy and, as a result, HIV infection may be inhibited over the long-term.

    Drawing illustrating the HIV infectious cycle divided into early events (pre-integration) and late events (post integration) and indicates how ribozymes can inactivate both events.

     The Company has developed ribozymes directed against highly conserved regions seen in different strains of HIV. Furthermore, the Company's multi-ribozyme gene therapy approach will target several of these conserved sequences simultaneously in the HIV genome, minimizing the possibility of drug resistant HIV mutations.

   Drawing demonstrating how multiple ribozyme genes, delivered with a single vector product, can effectively cleave and inactivate HIV RNA in an infected cell.

     In preclinical studies conducted to date, the Company has demonstrated potent activity of its first generation multi-ribozyme gene therapy product, HIVase I, against all tested strains of HIV isolated from HIV-infected individuals. In addition, the Company has found no evidence of ribozyme-resistant mutants of HIV to date.

     In May 1995, the Company and Pfizer entered into a research collaboration for the discovery and development of products for ribozyme-based gene therapy useful in treating or preventing HIV infection. The Company intends to initiate a Phase I clinical trial with HIVase I in 1996 in HIV-infected individuals. HIVase I utilizes retroviral vectors to deliver two of the Company's proprietary HIV inhibitory ribozyme genes to cells ex vivo which are then returned to the patient. The Company contemplates that its second generation multi-ribozyme gene therapy products will utilize the Company's proprietary AAV vectors for in vivo delivery of ribozyme genes for relatively long-term expression in non-dividing cells.

     Under the terms of the collaboration, Pfizer is responsible for conducting and funding all future clinical trial activities, if any. In addition, Pfizer will commercialize the resulting products, if any. The Company will receive royalties on the net sales of products resulting from the collaborative efforts with Pfizer and payments upon the completion of certain milestones. The Company has retained certain manufacturing rights, allowing it to co-manufacture any products resulting from the collaborative efforts with Pfizer. See "Strategic Alliances and Licenses -- Pfizer Inc."

     In conjunction with the Phase I clinical trial, the Company is producing clinical grade retroviral vector and gene-modified T cells under current good manufacturing practices ("cGMP"). The Company will also evaluate patients enrolled in the Phase I clinical trial for resistance to HIV replication using internally-developed technology.

     The Company is aware of other companies pursuing ribozyme approaches to treating HIV infections. See "Competition" and "Risk Factors -- Competition; Rapid Technological Change."

     PREVENTION OF CORONARY RESTENOSIS

     Angioplasty is a procedure performed on coronary artery disease patients as a less invasive and more economical alternative to open-heart bypass surgery. In the United States, over 300,000 angioplasty procedures are performed annually. Restenosis, or narrowing of the coronary arteries, affects between 30% and 50% of angioplasty patients within six months of their procedure. Restenosis is caused in part by smooth muscle cell proliferation following angioplasty. As a result, repeat angioplasty and coronary artery bypass graft surgery procedures are estimated to cost over $1 billion annually in the United States.

     Currently, there are no approved drugs in the United States for the treatment of vascular smooth muscle cell proliferation in coronary restenosis. Stents, artificial bridges installed in the patient's clogged coronary artery, may reduce restenosis by approximately one-third. In addition, ReoPro, a monoclonal antibody, was recently approved by the FDA for inhibition of platelet aggregation. The Company believes ReoPro is currently under investigation as a potential therapy for coronary restenosis. Intravascular radiation therapy is also being evaluated for the prevention of coronary restenosis. Other new therapeutic regimes are in preclinical and clinical development by other companies.

     The Company is currently pursuing the application of its ribozyme gene therapy technology to the prevention of coronary restenosis. The goal of the Company's program is to develop ribozyme gene therapy products aimed at inactivating certain critical genes involved in the proliferation of smooth muscle cells following angioplasty. The Company is pursuing this goal through two approaches: (i) ribozyme genes delivered by viral vectors and (ii) chemically modified synthetic ribozymes delivered by lipids. The Company believes that synthetic ribozymes may represent a viable alternative to ribozyme gene therapy for the specific instance of coronary restenosis since: (1) delivery will be localized to the arterial wall during angioplasty; (2) long-term persistence of the ribozyme may not be necessary; and (3) multi-ribozymes may not be necessary since normal cellular genes, which are not highly mutagenic, are targeted.


     To date, the Company has successfully engineered ribozyme genes into viral vectors and synthesized chemically-modified ribozymes to treat restenosis. In preclinical studies, these synthetic ribozymes reduced restenosis in a rat carotid artery restenosis model. The Company is currently optimizing ribozymes and the appropriate delivery vehicle and intends to evaluate the pharmacokinetics and toxicology of these optimized ribozymes and ribozyme vectors in a porcine model as part of its preclinical evaluation. The Company is collaborating with Frank Litvack, M.D., Co-Director of Cardiovascular Intervention Center, at Cedars-Sinai Medical Center, Los Angeles ("Cedars-Sinai") and a member of the Company's Board of Directors, on this program and retains all commercial rights to any ribozyme therapy for the prevention of restenosis.


     HEPATITIS C VIRUS

     Between 1% and 2% of the worldwide population is infected with hepatitis C. In the United States, 3 to 4 million people are infected with hepatitis C. Approximately 150,000 new cases are diagnosed annually in the United States. Currently, interferon-alpha-2b (Intron A) is the only approved therapy in the United States for treatment of hepatitis C. Intron A, however, is effective in less than 25% of those treated and often does not prevent recurrences. Additional formulations of interferon-alpha are currently in clinical trials and other new therapeutic regimes are in preclinical and clinical development by other companies.

     Immusol's hepatitis C program intends to inhibit viral infection using the Company's proprietary ribozyme gene therapy technology by targeting the genes necessary for the hepatitis viral life cycle. The Company intends to develop several ribozymes targeted against conserved regions of the viral genome, and intends to deliver its ribozymes genes in vivo to hepatocytes. The Company believes that the hepatitis C virus will be particularly amenable to ribozyme gene therapy since the virus replicates entirely through RNA intermediates that therefore should be susceptible to ribozyme cleavage.

     To date, the Company has successfully engineered ribozyme genes directed against conserved sequences in the hepatitis C virus genome. Ribozymes produced from these genes cleave the appropriate RNA targets in vitro and the ribozyme genes inhibit gene expression in tissue culture model systems. The Company is currently formulating ribozyme genes for intracellular delivery in collaboration with Cedars-Sinai and UCSD, and retains all commercial rights to any ribozyme therapy for the prevention of hepatitis C virus.


     HEPATITIS B VIRUS

     Approximately 40% of the worldwide population has been exposed to hepatitis B, with over 300 million chronically-infected carriers worldwide. Prevalence of hepatitis B is less than 2% in developed countries. Despite the existence of an FDA approved hepatitis B vaccine, approximately 150,000 new cases are diagnosed annually in the United States. Currently, interferon-alpha-2b (Intron A) is the only approved therapy in the United States for treatment of hepatitis B. Intron A, however, is effective in less than 50% of those treated and often does not prevent recurrences. Additional formulations of interferon-alpha are currently in clinical trials and other new therapeutic regimes are in preclinical and clinical development by pharmaceutical companies.

     Immusol's hepatitis B program intends to inhibit virus replication using the Company's proprietary ribozyme gene therapy technology by targeting the genes necessary for the hepatitis viral life cycle. The Company is developing several ribozymes targeted against conserved regions of the viral genome, and intends to deliver its ribozyme genes in vivo to liver cells.


     To date, the Company has successfully engineered ribozyme genes directed against conserved sequences in the hepatitis B virus genome. Ribozymes produced from these genes cleave the appropriate RNA targets in vitro and the ribozyme genes inhibit viral particle production in tissue culture model systems. The Company is currently formulating ribozyme genes for intracellular delivery in collaboration with Cedars-Sinai and UCSD, and retains all commercial rights to any ribozyme therapy for the prevention of hepatitis B virus.


OTHER IMMUSOL TECHNOLOGIES

     HEMATOPOIETIC STEM CELL BIOLOGY

     Hematopoietic stem cells are unspecialized (pluripotent) cells in the blood that give rise to differentiated blood cells. The capacity of hematopoietic stem cells for self-renewal, proliferation and differentiation into all the lineages of blood cells offers an ideal and easily accessible target for ribozyme gene therapy. Advances in the characterization, isolation, culture, gene delivery and gene expression in pluripotent stem cells can allow long-term expression of therapeutic genes in multiple cell types.

     The Company is developing technology for delivery and expression of genes in hematopoietic stem cells without the loss of the cells' ability to differentiate into multiple cell types. The Company believes that its proprietary ribozyme gene therapy technology can be combined with its stem cell biology capabilities to develop a new application of ribozyme gene therapy. To date, the Company has generated human stem cells transduced with anti-HIV ribozyme genes in tissue culture. Macrophages differentiated from the stem cell progenitors have proven resistant to HIV infection, indicating that ribozyme genes can be active throughout the maturation process of blood cells from stem cells.

     RIBOZYME-MEDIATED GENE FUNCTIONAL ANALYSIS

     Over the last decade, there has been an increasing awareness and growing recognition that many major diseases and health problems have a genetic basis, at least in part. The existence of genes that play an important role in cancer, cardiovascular disease, psychiatric disorders, obesity and metabolic disorders is now well-established. The goal of the human genome project is to sequence, map and identify all of the genes in the human genome. These developments have increased the number of genes discovered. Commercial application, however, necessitates the determination of the functionality of these genes.

     Immusol is utilizing the technologies developed for its ribozyme gene therapy to form the basis of a gene functional analysis program, Ribozyme Mediated Gene Functional Analysis ("RiMGFA"). Immusol's expertise in ribozyme target site identification, ribozyme enzymatic optimization, polyribozyme design and ribozyme gene delivery and expression can be used to inhibit expression of target genes whose sequences have been identified but whose functions are not known. This type of analysis can help to determine gene function by identifying cellular changes that occur as a result of sequence-specific inhibition of gene expression with ribozymes in tissue culture model assay systems. The Company believes that its unique combination of efficient and stable gene delivery and the catalytic efficiency of ribozymes to inhibit gene expression can be useful in determining gene function.

     Immusol plans to partner its RiMGFA technology with gene discovery companies and pharmaceutical and biotechnology companies that have gene sequence information, but that need information regarding the function of the gene sequences for potential therapeutic purposes. Information gained may potentially be used by the Company for future ribozyme gene therapies.

Diagram showing schematically how RIMGFA can be used to determine gene function from a gene whose sequence is known

STRATEGIC ALLIANCES AND LICENSES

     The Company has entered into, and expects to enter into in the future, strategic alliances to facilitate the development and marketing of certain of its products. The Company seeks partners whose interests, development and marketing capabilities are complementary to those of the Company or partners that wish to pursue areas the Company would otherwise not develop. The Company expects to market and sell certain of its products, if successfully developed, directly and through co-promotion or other licensing arrangements with third parties, including its collaborative partners.

     PFIZER INC.


     In May 1995, the Company and Pfizer entered into the Collaboration Agreement, a License and Royalty Agreement ("License Agreement") and a Preferred Stock Purchase Agreement ("Stock Purchase Agreement") (together, the "Pfizer Agreements") for the discovery and development of ribozyme-based gene therapy useful in treating or preventing HIV infection. Under the Pfizer Agreements, Pfizer has agreed to provide research support, and make milestone payments and equity investments which could total up to $49 million through May 2000. In addition, Pfizer has agreed to fund certain clinical trial, patent filing and patent maintenance costs. Amounts received by Immusol under the Pfizer Agreements totalled approximately $11.2 million through June 30, 1996.

     Pursuant to the License Agreement, Immusol granted to Pfizer an exclusive, worldwide license to manufacture, use and sell human therapeutic products aimed at the treatment of HIV in consideration of the payment of certain milestone payments and royalties based on net sales. Pfizer is responsible for funding expenses associated with clinical trials under the collaboration. In addition, the License Agreement provides that if Immusol or its designee has a cGMP facility of ample size to manufacture Pfizer's requirements of the products in certain countries, Immusol may, upon notice to Pfizer, elect to manufacture such products for commercialization in such countries itself or through a designee.


     The collaboration may be terminated by Pfizer or Immusol in the event of a material uncured breach of the terms of the contract. In addition, the Collaboration Agreement may be terminated by Pfizer if a key consultant's association with Immusol terminates and the parties are unable to agree on a mutually acceptable successor within a certain number of days. Pfizer also has the right to terminate the Collaboration Agreement after the agreement has been in effect for a certain period of months (and again a certain number of months later), upon a payment of a predetermined amount of funding to Immusol.

     In May 1995, Pfizer purchased 915,477 shares of Series B-1 Preferred Stock pursuant to the terms of the Stock Purchase Agreement. The Series B-1 Preferred Stock will be converted to Common Stock immediately prior to Closing of the Offering. In November 1996, Pfizer is obligated to purchase 264,600 shares of Series B-2 Preferred Stock at a price per share of $7.56. In May 1998, Pfizer is obligated to purchase 304,300 shares of Series B-3 Preferred Stock at a price per share of $9.86, subject to Pfizer's ability to terminate the Collaboration Agreement and its obligations to purchase Series B-3 Preferred Stock.


     In addition to the Pfizer Agreements, Pfizer is a party to an Amended Shareholders' Agreement (as defined) with the Company pursuant to which it is obligated, under certain circumstances, to purchase Common Stock from the Company concurrent with the closing of this Offering. The Amended Shareholders' Agreement provides that if the valuation of the Company upon the close of this Offering is greater than $150 million and this Offering raises at least $15 million in the aggregate, then concurrently with the closing of this Offering, Pfizer is obligated to purchase from the Company a pro rata number of shares of Common Stock based upon Pfizer's original holdings. See "Description of Capital Stock -- Amended Shareholder Rights Agreement."


     UNIVERSITY OF CALIFORNIA


     In December 1993, the Company entered into an Exclusive License Agreement with The Regents (the "Exclusive License Agreement"), pursuant to which The Regents exclusively licensed rights to the UC Technology. As consideration for the exclusive license of the UC Technology, Immusol will pay The Regents an earned royalty on net sales by Immusol of products incorporating the UC Technology and prior to sales of such products will pay to the Regents a license maintenance fee. In addition, beginning the year of the first commercial sale of a FDA approved product incorporating the UC Technology, Immusol will pay The Regents a minimum annual royalty. The Regents retain the right to terminate the agreement or to reduce the exclusive license to a nonexclusive license in the event that the Company does not satisfy certain milestone obligations and minimum research and development funding levels. Additional termination events include an uncured breach of the agreement by Immusol. The termination of the Exclusive License Agreement or the conversion of its exclusivity to a nonexclusive agreement would have a material adverse effect on the Company's ability to continue utilizing this technology and could permit competitors to utilize the technology.


     SPIRAT


     In September 1994, the NIH awarded UCSD, Immusol and its collaborators a SPIRAT grant totaling $4.6 million over the next four years for the development and clinical evaluation of gene therapy for HIV, of which Immusol is entitled to receive up to $508,000. Through June 30, 1996, the Company had received $439,000 under the SPIRAT grant. The Company expects to receive an additional $69,000 during fiscal year 1996 which would complete its participation in the SPIRAT grant.

MANUFACTURING

     As part of its strategy, the Company intends to retain certain manufacturing rights for products developed through collaborative arrangements. Consequently, the Company will be required to build and scale-up a commercial manufacturing facility. The Company currently has a clean room in its facilities that it uses to manufacture clinical grade material for clinical trials. A larger cGMP manufacturing facility will need to be developed if any Company product progresses to its first Phase II clinical trial. To date, the Company has manufactured its products only on the small scale needed for clinical trials of certain potential therapeutic products and has no experience manufacturing products for commercial purposes. The Company will need to scale-up significantly its current manufacturing processes and comply with cGMPs and other regulations prescribed by various regulatory agencies in the United States and other countries to achieve the required levels of production of such products.

GOVERNMENT REGULATION

     Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of the Company's potential products and in its ongoing research and product development activities. Virtually all the Company's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA and comparable agencies in foreign countries. The time required for completing such testing and obtaining such approvals is uncertain. Any delay in testing may delay product development. In addition, delays or rejections may be encountered based on changes in FDA or foreign regulatory policy during the period of product development and testing. Various federal statutes and regulations also regulate the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The lengthy process of obtaining regulatory approvals and ensuring compliance with appropriate federal statutes and regulations requires the expenditure of substantial resources. Any delay or failure by the Company or its collaborators or licensees to obtain regulatory approval could adversely affect the commercialization of products being developed by the Company, its ability to receive product or royalty revenue and its liquidity and capital resources. Immusol will also be subject to regulations under the food and drug statutes and regulations of the State of California.

     Preclinical studies are generally conducted in the laboratory to evaluate the potential efficacy and the safety of a therapeutic product. The results of these studies are submitted to the FDA as part of an IND application, which must be reviewed by FDA personnel before clinical testing can begin. Once the FDA is satisfied with the submission, the clinical trial process can commence. Typically, clinical evaluation involves three sequential phases, which may overlap. During Phase I, clinical trials are conducted with a relatively small number of subjects to determine the early safety profile of a drug, as well as the pattern of drug distribution and drug metabolism by the subject. The Phase II, trials are conducted with groups of patients afflicted by a specific target disease to determine preliminary efficacy, dosage tolerance and optimal dosages, and to gather additional safety data. In Phase III, large-scale, multicenter comparative trials are conducted with patients afflicted with a specific target disease to provide data for the statistical proof of efficacy and safety as required by the FDA and others. The FDA, the clinical trial sponsor or the investigator may suspend clinical trials at any time if it believes that clinical subjects are being exposed to an unacceptable health risk.

     The results of preclinical and clinical testing are presently required to be submitted to the FDA in the form of a New Drug Application ("NDA") for small molecule products or a Product License Application ("PLA") accompanied by an Establishment License Application ("ELA") for biological products. In responding to an NDA, PLA or ELA, the FDA may grant marketing approval, request additional information, or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all. The failure to obtain timely permission for clinical testing or timely approval for product marketing would materially affect the Company. Product approvals may subsequently be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA may require testing and surveillance programs to monitor the effect of a new product and may prevent or limit future marketing of the product based on the results of these postmarketing programs.

     In addition to regulations enforced by the FDA and the State of California, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal handling of toxic, dangerous or radioactive materials and other matters. The Company believes that it is in compliance with such regulations. These regulations are subject to change, however, and may, in the future, require substantial effort and cost to the Company to comply with each of the regulations, and may possibly restrict the Company's business activities.

     For marketing outside the United States before FDA approval to market, the Company must submit an export permit application to the FDA. The Company also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

PATENTS AND PROPRIETARY RIGHTS


     Immusol relies on a combination of technical leadership, patent, trade secret and nondisclosure agreements to protect its proprietary rights. The Company has exclusive rights under its license agreement with UCSD to pending patent applications in the areas of ribozyme gene therapy for AIDS and ribozyme gene therapy for HIV infection and AIDS. In its own name, the Company has pending patent applications in the areas of viral vectors, ribozyme therapy for hepatitis B, ribozyme therapy for restenosis and hepatitis C virus ribozymes. The Company intends to file additional patent applications in the future. There can be no assurance that the Company will be issued any patents or that, if any patents are issued, they will provide the Company with significant protection or will not be challenged. Even if such patents are enforceable, the Company anticipates that any attempt to enforce its patents would be time consuming and costly. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in the products to the same extent as do the laws of the United States. The PTO has instituted changes to the United States patent law including changing the term to 20 years from the date of filing for applications filed after June 8, 1995. Certain of the above applications were filed after June 8, 1995. The Company cannot predict the effect that such changes on the patent laws may have on its business, or on the Company's ability to protect its proprietary information and sustain the commercial viability of its products.


     The patent positions of pharmaceutical, biotechnology and gene therapy companies, including Immusol, can be uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, there can be no assurance that any of the Company's patent applications will result in the issuance of patents or, if any patents issue, that they will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention that could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

     Specifically, the Company is aware of issued patents and patent applications in the area of ribozymes which may affect the Company's ability to make, use and sell its products. In particular, the Company is aware of a series of issued patents that purport to cover the production and use of enzymatic RNA. Immusol has investigated the breadth and validity of this series of patents to determine their impact upon the Company's product development programs. Based on its review of these patents and advice of outside patent counsel, the Company believes it does not infringe any valid claims of such patents and that these patents will not impede the advancement of the Company's programs. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to these patents or otherwise or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on the Company. Finally, litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the Company.

     As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization. Accordingly, there can be no assurance that the Company will be successful in protecting its proprietary technology or that Immusol's proprietary rights will preclude competitors from developing products or technology equivalent or superior to that of the Company.

     The Company may require additional technology to which the Company currently does not have rights. If the Company determines that this additional technology is relevant to the development of future products and further determines that a license to this additional technology is needed, there can be no assurance that the Company can obtain a license from the relevant party or parties on commercially reasonable terms, if at all. There can be no assurance that the Company can obtain any license to any technology that the Company determines it needs, on reasonable terms, if at all, or that the Immusol could develop or otherwise obtain alternate technology. The failure of the Company to obtain licenses, if needed, could have a material adverse affect on the Company.

COMPETITION

     Immusol is engaged in a rapidly changing, highly competitive field. Other products and therapies that may compete directly with the products that the Company is seeking to develop and market currently exist or are being developed. Many other companies are actively seeking to develop products, including ribozymes and other products designed to modulate gene expression, such as antisense oligonucleotides, that have disease targets similar to those being pursued by the Company. Some of these competitive products are in clinical trials. There can be no assurance that the Company's competitors will not succeed in developing products based on ribozyme or other technologies, existing or new, that are more effective than any that are being developed by the Company, or that would render the Company's ribozyme technologies obsolete and noncompetitive.

     Moreover, there currently are commercially available products for the treatment of certain disease targets being pursued by the Company, including protease inhibitors and reverse transcriptase inhibitors for the treatment of HIV and Intron A for both hepatitis B and hepatitis C. ReoPro, coronary stents and intravascular radiation therapy are being evaluated for the prevention of coronary restenosis.

     Competition from pharmaceutical and biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies and clinical trials, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Many of these competitors have products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, Immusol faces competition based on product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, achieve earlier product commercialization or have, or will achieve, a patent position superior to that of the Company.

HUMAN RESOURCES


     As of July 31, 1996, Immusol had approximately 39 full-time employees, including 34 in research, development and operations, and five in finance and administration. Of these employees, 19 hold advanced degrees, of which 16 are M.D.s or Ph.D.s. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.


FACILITIES

     The Company currently maintains its headquarters in leased facilities in San Diego, California, that contain all research, development and administrative functions in 19,345 square feet of space. The Company leases this space under an operating lease that lasts through June 2001. The Company believes that the existing facility will be sufficient to meet its needs through at least 1998.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is not a party to any legal proceedings. From time to time, however, Immusol may be involved in litigation relating to claims arising out of its operations in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The executive officers, directors and key employees of the Company as of July 31, 1996, are as follows:


            NAME               AGE                        POSITION
- -----------------------------  ---   --------------------------------------------------
Tsvi Goldenberg, Ph.D. ......  46    Co-founder, Chairman of the Board and Chief
                                     Executive Officer
Jack R. Barber, Ph.D. .......  40    Vice President, Research and Development
Flossie Wong-Staal, Ph.D. ...  49    Co-Founder, Director and Chairperson of the
                                     Scientific Advisory Board
Mang Yu, Ph.D. ..............  39    Scientific co-founder and Director of HIV Gene
                                     Therapy
J. Stanhope Blackburn........  40    Director of Finance and Acting Chief Financial
                                     Officer
Anchie Kuo, M.D. ............  36    Director
Frank Litvack, M.D. .........  40    Co-Founder and Director
Melvin Perelman, Ph.D. ......  65    Director

     TSVI GOLDENBERG, PH.D. Dr. Goldenberg is a co-founder of the Company and has served as the Company's Chairman of the Board and Chief Executive Officer since April 1994. From October 1986 through April 1994, Dr. Goldenberg served as Vice President of Research and Development at Advanced Interventional Systems, a vascular disease products company, with primary responsibility for clinical trials. Beginning in 1981, Dr. Goldenberg founded and managed a series of companies involved in the diagnosis and therapy of cardiovascular diseases, including the use of digital subtraction angiography in interventional radiology. Dr. Goldenberg received a B.S. in minerals from the Israel Institute of Technology and a Ph.D. in material science from Ohio State.

     JACK R. BARBER, PH.D. Dr. Barber joined the Company in September 1994 as Senior Director of Research and Development. Since January 1996, Dr. Barber has served as Vice-President, Research and Development. Prior to joining Immusol, Dr. Barber served, from February 1988 through September 1994, as Associate Director of Oncology at Viagene, Inc., a gene therapy company, where he led a team investigating various cancer therapeutics and was involved in the first clinical application of gene therapy for HIV infection. Dr. Barber received a B.S. and Ph.D. in biochemistry from the University of California, Los Angeles ("UCLA").

     FLOSSIE WONG-STAAL, PH.D. Dr. Wong-Staal is a co-founder of the Company and has served as a member of the Company's Board of Directors since September 1994. Dr. Wong-Staal has served as a Professor of Medicine and Biology at UCSD since January 1990. Dr. Wong-Staal received a Ph.D. in molecular biology and a B.A. in bacteriology from UCLA.

     MANG YU, PH.D. Dr. Yu is a scientific co-founder of the Company and currently serves as director of HIV gene therapy. Dr. Yu established ribozyme gene therapy in Dr. Wong-Staal's laboratory from January 1992 until joining Immusol in September 1994. Dr. Yu received a Ph.D. in molecular biology from Indiana University, School of Medicine, an M.S. in biochemistry from Shanghai Medical University and a B.S. in biochemistry from Fudan University, China.


     J. STANHOPE BLACKBURN. Mr. Blackburn joined the Company in May 1995 as its director of finance and acting chief financial officer. Mr. Blackburn is a principal of RCG Management ("RCG"), a management services company providing financial and accounting services. Mr. Blackburn has been associated with RCG since January 1989. From October 1985 through August 1988, Mr. Blackburn was controller of Western Pacific Data Systems ("Western Pacific"), a software developer and re-seller. Prior to joining Western Pacific, he was with Arthur Andersen & Co., LLP, for eight years. Mr. Blackburn received a B.S. in accounting from the University of Illinois.


     ANCHIE KUO, M.D. Dr. Kuo has served as a member of the Company's Board of Directors since May 1996. Since November 1994, Dr. Kuo has served as a Managing Director of BankAmerica Ventures, a venture capital firm. From September 1990 through November 1994, Dr. Kuo served as a general partner at Ventures Medical, a venture capital firm. Currently Dr. Kuo is Chairman of the Board of Collegiate Healthcare, Inc., a privately-held healthcare service company, as well as being a director of several other privately-held companies. Dr. Kuo received an M.D. from Dartmouth Medical School and an A.B. in economics from Dartmouth College.


     FRANK LITVACK, M.D. Dr. Litvack is a co-founder of the Company and has served as a member of the Company's Board of Directors since March 1992. Dr. Litvack has served as the co-director of the Cardiovascular Intervention Center at Cedars-Sinai since July 1987 and as an Associate Professor of Medicine at UCLA. Currently he is Chairman of the Board of Progressive Angioplasty Systems Inc., a privately-held medical device company. Dr. Litvack received an M.D. and D.C.S. from McGill University.


     MELVIN PERELMAN, PH.D. Dr. Perelman has served as a member of the Company's Board of Directors since May 1996. From December 1986 until his retirement in December 1993, Dr. Perelman served as executive vice president of Eli Lilly & Co. ("Lilly") and president of Lilly Research Laboratories. Prior to 1986, he served in a number of capacities with Lilly, beginning his career in 1957 as an organic chemist and subsequently serving as president of Lilly International. Currently, Dr. Perelman is a director of three publicly-held companies: Cinergy, Inc., an electric and gas utility company, Immune Response Corp., a biotech company and Inhale Therapeutics Systems, Inc., a drug delivery system company, as well as several privately-held companies. Dr. Perelman received a B.S. in chemistry from Northwestern University and a Ph.D. in organic chemistry from Rice University.


     Members of the Board of Directors hold office and serve until the next annual meeting of the shareholders of the Company or until their respective successors have been elected and qualified. The Company's By-laws authorize the Board of Directors to be comprised of not less than five nor more than nine directors. The number of directors is currently fixed at five. Executive officers are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Company does not currently have standing Audit or Compensation Committees and the functions of those committees are performed by the entire Board of Directors. Dr. Goldenberg, the Company's Chief Executive Officer, participated in the deliberations of the Board of Directors regarding executive compensation since his hiring in 1994, but did not take part in the deliberations regarding his own compensation. Following this Offering, the Board of Directors will have two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Drs. Kuo, Litvack and Perelman, will provide recommendations concerning salaries and incentive compensation for executive officers and key personnel, including stock options. The Audit Committee, consisting of Drs. Kuo and Litvack, will recommend the Company's independent auditors and will review the results and scope of audit and other services provided by such auditors.

SCIENTIFIC ADVISORY BOARD

     The Company relies upon its scientific advisory board (the "SAB") to provide it with strategic and analytic support in developing and expanding the scope of its technologies. The SAB is composed of leading scientists who meet several times each year to review the Company's research and development activities. The following individuals are members of the SAB:

Flossie Wong-Staal, Ph.D. ...  Chairperson of the Scientific Advisory Board,
                               Professor of Medicine and Biology, UCSD
Ken Berns, M.D., Ph.D. ......  R.A. Rees Pritchett Professor and Chairman, Department
                               of Microbiology, Cornell University Medical College
James Forrester, M.D. .......  Chief of Research in Cardiology, Cedars-Sinai Medical
                               Center
Anthony Ho, M.D. ............  Director of Stem Cell Transplantation, UCSD
David Ho, M.D. ..............  Director of Aaron Diamond AIDS Research Center,
                                 New York
Frank Litvack, M.D. .........  Co-Director of Cardiovascular Intervention Center at
                               Cedars-Sinai Medical Center and Associate Professor of
                                 Medicine at UCLA
Arun Srivastava, Ph.D. ......  Professor, Department of Microbiology & Immunology,
                                 Indiana University School of Medicine
James Trempe, Ph.D. .........  Associate Professor, Department of Biochemistry and
                                 Molecular Biology, Medical College of Ohio

     Each member of the SAB has entered into an exclusive scientific advisory board agreement, or similar agreement, with Immusol in the fields of HIV, AAV, coronary restonosis, Hepatitis B, Hepatitis C and ribozyme gene therapy ("Specialty Area"), whereby the member agrees to provide research, investigation and consultation services to the Company in exchange for the grant of stock options. The scientific advisors are employed by employers other than the Company and may have commitments to, or consulting contracts with, other entities that may limit their availability to the Company. Although generally each scientific advisor agrees not to perform services for another person or entity which would create a conflict of interest with the scientific advisor's services for the Company, there can be no assurance that such a conflict will not arise. Inventions or processes discovered by a scientific advisor in the above areas will become the property of the Company. The scientific advisory board agreements contain confidentiality and non-disclosure provisions.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation

     The following table sets forth the aggregate compensation paid by the Company to the current Chief Executive Officer and to the one additional most highly compensated executive officer (the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                    ---------------
                                                    ANNUAL COMPENSATION               SECURITIES
                                             ----------------------------------       UNDERLYING
        NAME AND PRINCIPAL POSITION          YEAR(1)      SALARY         BONUS      OPTIONS/SARS(#)
- -------------------------------------------  -------     --------       -------     ---------------
Tsvi Goldenberg, Ph.D. ....................    1995      $150,000(2)    $35,000             -0-
  Chief Executive Officer and Director
Jack R. Barber, Ph.D. .....................    1995      $100,000(3)    $15,000          15,000
  Vice President, Research and Development

- ---------------
(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission"), information with respect to fiscal years prior to 1995 has not been included as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information has not been previously reported to the Commission in response to a filing requirement.

(2) Effective January 1, 1996, Dr. Goldenberg's annual salary was increased to $200,000.

(3) Effective January 1, 1996, Dr. Barber's annual salary was increased to $120,000.

     Stock Options

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers for the year ended December 31, 1995. The Company granted no stock appreciation rights ("SARs") to Named Executive Officers during 1995. See "Benefit Plans."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                             -------------------------------------------------------    ANNUAL RATES OF STOCK
                             NUMBER OF      % OF TOTAL                                   PRICE APPRECIATION
                             SECURITIES      OPTIONS                                             FOR
                             UNDERLYING     GRANTED TO     EXERCISE OR                     OPTION TERM(3)
                              OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------
           NAME              GRANTED(1)    FISCAL YEAR      ($/SH)(2)        DATE         5%($)      10%($)
- ---------------------------  ----------    ------------    -----------    ----------    ---------   ---------
Tsvi Goldenberg............       -0-           0.0%            -0-               --          -0-         -0-
Jack R. Barber(4)..........    15,000           1.8%          $0.30         7/7/2005    $ 239,835   $ 384,600

- ---------------
(1) All of the options were granted under the Prior Plan (as defined below). All such options have been incorporated into the Plan (as defined below) but will continue to be governed by the terms and conditions of the specific instruments evidencing those options. The shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. The grant dates for the above options are as follows:

         NAME          OPTIONS GRANTED(#)     GRANT DATE
    ---------------    ------------------     ----------
    Jack R. Barber           15,000             7/7/95

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board of

    Directors. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board of Directors. The fair market value of shares of Common Stock has been determined in the past by the Company's Board of Directors considering all relevant factors, including the Company's book value, financial condition, the perceived markets for its products, the status of its collaborations and prospects for future business. After the effective date of the Registration Statement of which this Prospectus is a part, the fair market value of shares of Common Stock will be determined in accordance with certain provisions of the Plan based on the closing selling price per share of a share of Common Stock on the date in question on the primary exchange on which the Company's common stock is listed or reported. If shares of the Common Stock are not listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator (as defined below) after taking into account such factors as the Plan Administrator shall deem appropriate.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. Assuming the fair market value of the Common Stock at the date of grant is equal to an assumed initial public offering price of $10 (the midpoint of the range set forth on the cover page of this Prospectus), the potential realizable value of these options (a) at a 5% assumed annual rate of stock price appreciation would be $239,835 and (b) at a 10% assumed annual rate of stock price appreciation would be $384,600.


(4) Options to purchase 3,750 shares became exercisable on August 23, 1995 and the remainder of options held by optionee become exercisable in 48 equal monthly installments upon completion of each month of service beginning August 23, 1995.


     Option Exercises and Holdings

     The following table provides information concerning option exercises during 1995 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1995. No SARs were exercised during 1995 or outstanding as of December 31, 1995.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS AT
                             SHARES                       DECEMBER 31, 1995(#)            DECEMBER 31, 1995(1)
                           ACQUIRED ON     VALUE      ----------------------------    ----------------------------
          NAME             EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------  -----------    --------    -----------    -------------    -----------    -------------
Tsvi Goldenberg..........      -0-           -0-            -0-             -0-         $   -0-         $   -0-
Jack R. Barber...........      -0-           -0-         45,313          99,687         $10,156         $22,344

- ---------------
(1) Value is defined as fair market price of the Common Stock at fiscal year-end, less exercise price.

EMPLOYMENT ARRANGEMENTS

     Dr. Goldenberg is employed by the Company at will under the terms of an offer letter dated April 26, 1994. Such offer letter provides, however, that in the event Dr. Goldenberg's employment is terminated as a result of mutual agreement or if the Company terminates his employment for any reason, he will receive a severance payment in an amount equal to nine months of his then-annual salary. He will also receive the Company's standard vacation, family medical and dental benefits and other benefits enjoyed by the Company's officers for a period of nine months following termination under the circumstances discussed above.

     Dr. Barber is employed by the Company at will under the terms of an offer letter dated August 23, 1994. Such offer letter provides that he will receive the Company's standard vacation, family medical and dental benefits and other benefits enjoyed by the Company's officers. In addition, the offer letter entitles Dr. Barber to certain stock option grants, of which 20,000 are conditioned upon the completion of certain milestones.


DIRECTOR COMPENSATION

     Directors are not currently compensated for serving on the Board of Directors. Dr. Wong-Staal is a party to a consulting agreement with the Company. Outside directors will also be eligible to receive stock options under the Company's 1996 Stock Option/Stock Issuance Plan following the closing of this Offering. See"-- Benefit Plans -- 1996 Stock Option/Stock Issuance Plan." See "Scientific Advisory Board" and "Certain Transactions."

BENEFIT PLANS

     1996 Stock Option/Stock Issuance Plan


     The Company's 1996 Stock Option/Stock Issuance Plan (the "Plan") was adopted by the Board of Directors and shareholders on June 27, 1996. The Plan will become effective on the effective date of a Registration Statement on Form S-8 covering the shares of Common Stock issuable under the Plan (which the Company intends to file with the Commission on the effective date of this Offering). The Plan will serve as the successor equity incentive program to the Company's 1992 Stock Plan (the "Prior Plan"), and no further option grants or stock issuances will be made under the Prior Plan following the effective date of the Plan. All outstanding stock options and unvested share issuances under the Prior Plan have been incorporated into the Plan but will continue to be governed by the terms and conditions of the specific instruments evidencing those options and issuances. In general, the Plan altered the provisions of the Prior Plan by: (1) increasing the number of authorized shares by 300,000 shares to a total of 2,600,000 authorized shares; (2) adding a Stock Issuance Program, allowing eligible individuals to purchase shares from the Company at discounts of up to 15% from the fair market value of such shares; and (3) adding other miscellaneous provisions relating to corporate changes, loans, guarantees, and tax withholding.



     A total of 2,600,000 shares of Common Stock are authorized for issuance under the Plan, including 2,300,000 shares available under the Prior Plan plus an additional 300,000 shares. Under the Prior Plan, 2,009,000 shares were reserved for issuance under options outstanding on July 31, 1996, leaving 465,646 shares available for future option grants or share issuances on such date. Shares reserved for issuance under granted options which are not actually issued will again become available for option grants under the terms of the Plan.


     The total number of shares authorized, as well as shares subject to outstanding options, will be appropriately adjusted in the event of certain changes to the Company's capital structure, such as stock dividends, stock splits or other recapitalizations.

     The Plan is divided into two separate programs: the option grant program and the stock issuance program. The Plan will be administered by the Board or by a committee of two or more Board members appointed by the Board (the "Plan Administrator"). The Plan Administrator will have complete discretion under the option grant program and the stock issuance program to determine which eligible individuals are to receive option grants or stock issuances, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option (which potentially qualify for certain favorable treatment under federal tax law) or a non-statutory option, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Participation in such programs is limited to employees (including officers), directors and consultants of the Company or its subsidiary corporations.

     The exercise price for each incentive stock option must be at least 100% of the fair market value of the stock on the date of the option grant. The exercise price for each non-statutory option or for any share issuance under the Plan must be at least 85% of the fair market value of the shares on the date of the option grant or stock issuance. The purchase price for any shares may be paid in cash, by delivery of shares of Common Stock or through a same-day sale program pursuant to which the purchased shares will be sold immediately and a portion of the sale proceeds applied to the payment of the purchase price. The Plan Administrator may also permit a participant to deliver a promissory note in payment of the purchase price and any tax liability incurred in connection with the purchase.

     Options granted under the option grant program may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for shares in one or more installments over the participant's period of service. Shares issued under the stock issuance program may either be fully-vested or subject to a vesting schedule tied to future service. All unvested shares will be subject to repurchase by the Company, at the original purchase price paid for such shares, upon the participant's cessation of service prior to vesting in the shares. However, the Plan Administrator will have full discretionary authority to accelerate the exercisability of any outstanding option grant or the vesting of any issued shares.

     Each option granted under the Plan will have a maximum term of ten years and will be subject to earlier termination in the event of the optionee's cessation of service. Incentive stock options are not assignable or transferable by the optionee except in connection with the participant's death. Other options are not assignable or transferable without the consent of the Plan Administrator. The participant will have no shareholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares. The participant will, however, have full shareholder rights with respect to any shares issued under the Plan.

     Participants subject to federal or state tax withholding in connection with any issuance of shares under the Plan may be permitted to apply a portion of the shares issuable upon the exercise of their outstanding options to the satisfaction of the federal and state withholding taxes incurred in connection with such exercise. Alternatively, such participants may be permitted to deliver existing shares of Common Stock in satisfaction of such tax liability. In either case, the Company will pay cash to the appropriate government authority equal to the fair market value of the stock as a deposit of taxes withheld.

     Officers and directors of the Company may also be granted special stock appreciation rights in connection with their options under which the outstanding options can be surrendered for cancellation upon a hostile take-over of the Company in return for a cash distribution from the Company, based on the excess of the price per share paid by the acquiring entity in effecting the take-over above the option exercise price. The limited stock appreciation rights may be given to officers and directors receiving option grants. The Plan Administrator may grant other stock appreciation rights with respect to option grants. The other stock appreciation rights would provide the holders with the right to receive an appreciation distribution from the Company equal to the excess of the fair market value (on the date such right is exercised) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over the aggregate exercise price payable for such shares. Such appreciation distribution would be able to be made, at the Plan Administrator's discretion, in shares of Common Stock valued at fair market value on the exercise date, in cash or in a combination of cash and Common Stock.

     In the event the Company is acquired, whether by merger or asset sale, each outstanding option which is not to be assumed by the successor corporation or replaced with a comparable option to purchase the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares will automatically vest, except to the extent such accelerated vesting is precluded by the terms of the agreements evidencing those unvested shares. The Plan Administrator can apply this acceleration to options outstanding under the Prior Plan.

     The Plan provides for the automatic acceleration of outstanding options and the vesting of unvested shares upon the following change in control events: (i) the acquisition of more than 50% of the Company's voting stock by hostile tender offer or (ii) a change in the composition of the Board effected through one or more contested Board elections, except that the Plan Administrator may at the time of a option grant or stock issuance, provide that no such acceleration shall occur. However, no unvested options or stock issuances under the Prior Plan will accelerate in connection with any such change in control unless the Plan Administrator has determined to grant such acceleration.

     To the extent outstanding options terminate prior to exercise, the shares subject to those options will be available for subsequent grant. In addition, the Plan Administrator may effect cancellation/regrant programs pursuant to which outstanding options under the option grant program (including options incorporated from the Prior Plan) are cancelled and new options are granted for the same or different number of option shares at an exercise price per share not less than 85% of the fair market value of the Common Stock on the new grant date.

     The Board may amend or modify the Plan at any time, and may make any such amendment subject to shareholder approval. The Plan will terminate ten years from the date on which shares of the Company's Common Stock are first registered under the Exchange Act, unless sooner terminated by the Board.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Articles of Incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under California law. In addition the Company has entered into indemnification agreements with its officers and directors which provide for indemnification in circumstances in which indemnification is otherwise discretionary under California law. In particular, such indemnification agreements contain provisions that may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from intentional or knowing and culpable violations of law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has obtained an insurance policy covering officers and directors for claims made that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS


     Since its incorporation in March 1992, the Company sold Preferred Stock in private financings as follows: 2,000,000 shares of Series A Preferred Stock at a price of $1.00 per share; and 915,477 shares of Series B-1 Preferred Stock at a price of $5.46 per share. As of July 31, 1996, the purchasers of Preferred Stock included the following holders of more than 5% of the Company's outstanding stock (all shares of Preferred Stock are convertible into Common Stock on a one-for-one basis):


                                                           PREFERRED STOCK
              EXECUTIVE OFFICERS, DIRECTORS            ------------------------         TOTAL
                   AND 5% SHAREHOLDERS                 SERIES A      SERIES B-1     CONSIDERATION
    -------------------------------------------------  ---------     ----------     -------------
    BankAmerica Ventures.............................  2,000,000           -0-       $ 2,000,000
    Pfizer Inc.......................................        -0-       915,477       $ 4,998,504


     In May 1995, Immusol and Pfizer entered into the Pfizer Agreements. In May 1995, Pfizer purchased 915,477 shares of Series B-1 Preferred Stock pursuant to the terms of the Stock Purchase Agreement. The Series B-1 Preferred Stock will be converted to Common Stock immediately prior to closing of the Offering. In November 1996, Pfizer is obligated to purchase 264,600 shares of Series B-2 Preferred Stock at a price per share of $7.56. In May 1998, Pfizer is obligated to purchase 304,300 shares of Series B-3 Preferred Stock at a price per share of $9.86, subject to Pfizer's ability to terminate the Collaboration Agreement and its obligations to purchase Series B-3 Preferred Stock. See
"Business -- Strategic Alliances and Licenses" and "Description of Capital
Stock."



     Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock -- Amended Shareholder Rights Agreement."


     The Company has entered into certain additional transactions with its directors and officers, as described under the captions, "Management -- Executive Compensation", "Management -- Employment Arrangements" and "Management -- Scientific Advisory Board."

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1996, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby by the Company by (i) all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director and each of the Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group.



                                                                      PERCENTAGE BENEFICIALLY OWNED (2)
                                                      NUMBER OF      ------------------------------------
    OFFICERS, DIRECTORS AND 5% SHAREHOLDERS (1)       SHARES (2)     PRIOR TO OFFERING     AFTER OFFERING
- ----------------------------------------------------  ----------     -----------------     --------------
BankAmerica Ventures (3)............................   2,000,000            20.0%               15.4%
  950 Tower Lane
  Suite 700
  Foster City, CA 94404
Pfizer Inc. ........................................     915,477             9.1%                7.0%
  Eastern Point Road
  Groton, CT 06340
Anchie Kuo (3)......................................   2,000,000            20.0%               15.4%
Frank Litvack (4)...................................   2,777,000            27.7%               21.3%
Melvin Perelman (5).................................       3,333                *                   *
Flossie Wong-Staal (6)..............................   1,432,916            13.5%               10.5%
Tsvi Goldenberg (7).................................   2,822,000            28.1%               21.7%
Jack R. Barber (8)..................................      74,583                *                   *
All directors and executive officers as a group (6
  persons) (9)......................................   9,109,832            85.3%               66.6%


- ---------------
 *  Less than 1%

(1) Except as otherwise indicated, the address of all individuals listed below is: 3050 Science Park Road, San Diego, California 92121.

(2) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Share ownership in each case includes shares issuable on exercise of certain outstanding options held by the particular beneficial owners as described in the footnotes below. See "Certain Transactions."


(3) Dr. Kuo, a director of the Company, is a Managing Director of BankAmerica Ventures. Dr. Kuo disclaims beneficial ownership of these shares.


(4) Dr. Litvack is the trustee of one trust for the benefit of his children.


(5) Includes 3,333 shares issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1996.



(6) Dr. Wong-Staal is the trustee of two trusts for the benefit of her children. Also includes 572,916 shares issuable upon exercise of stock options exercisable within 60 days of July 31, 1996.



(7) Dr. Goldenberg is the custodian of three accounts for the benefit of his children.



(8) Includes 74,583 shares issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1996.



(9) Includes 8,459,000 shares and 650,832 shares issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this Offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

COMMON STOCK


     At June 30, 1996, there were 10,024,477 shares of Common Stock outstanding (as adjusted to reflect the conversion of all outstanding shares of Series A and Series B-1 Preferred Stock into Common Stock immediately prior to this Offering) and held of record by approximately 17 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy."


     Effective immediately prior to the closing of this Offering, holders of Preferred Stock will no longer have a liquidation preference. All outstanding shares of Common Stock are fully paid and nonassessable. See "Possible Anti-Takeover Effect of Certain Charter Provisions."

PREFERRED STOCK

     Effective immediately prior to the closing of this Offering, the Board of Directors will have the authority to issue up to 5,000,000 shares of the preferred stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including the dividend rates, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of Common Stock.

     In May 1995, Pfizer purchased 915,477 shares of Series B-1 Preferred Stock pursuant to the terms of the Stock Purchase Agreement. The Series B-1 Preferred Stock will be converted to Common Stock immediately prior to Closing of the Offering. In November 1996, Pfizer is obligated to purchase 264,600 shares of Series B-2 Preferred Stock at a price per share of $7.56. In May 1998, Pfizer is obligated to purchase 304,300 shares of Series B-3 Preferred Stock at a price per share of $9.86, subject to Pfizer's ability to terminate the Collaboration Agreement and its obligations to purchase Series B-3 Preferred Stock.

     Effective immediately prior to the closing of this Offering, there will be no shares of Preferred Stock outstanding.

AMENDED SHAREHOLDER RIGHTS AGREEMENT

     The Company, BankAmerica Ventures and Pfizer are parties to an Amended and Restated Shareholder Rights Agreement dated as of May 3, 1995 (the "Amended Shareholders' Agreement"). Pursuant to the terms of the Amended Shareholders' Agreement, Pfizer and BankAmerica Ventures, which as of the date of this Prospectus are the holders of approximately 2,915,477 shares of Common Stock (the "Registrable Securities"), or their permitted transferrees (the "Holders") are entitled to certain rights with respect to the registration of such Registrable Securities under the Securities Act. The Amended Shareholders' Agreement provides that if the Company proposes to register any of its securities under the Securities Act for its own account, the Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The Amended Shareholders' Agreement further provides that the Holders at least 500,000 shares of outstanding Registrable Securities have the right to demand on two occasions at any time after 180 days following the effective date of the Registration Statement of which this Prospectus is a part that the Company register all or a portion of such shares under the Securities Act for resales by such Holders. The Holders of approximately 2,915,477 shares of Registrable Securities may also request the Company to register such shares on Form S-3 when such registration form becomes available for use by the Company provided the shares registered have an aggregate market value of at least $1,000,000. Generally, the Company is required to bear the expense of all such registrations. The registration rights of the Holders expire on the date five years from the closing of this Offering.

     The Amended Shareholders' Agreement provides that if the valuation of the Company upon the close of this Offering is greater than $150 million and this Offering raises at least $15 million in the aggregate, then concurrently with the closing of this Offering, Pfizer is obligated to purchase from the Company a pro rata number of shares of Common Stock based upon Pfizer's original holdings.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The holders of Common Stock are currently entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than the election of directors, in which event any holder may demand cumulative voting. Under cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected, which is currently five. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. Effective immediately prior to the closing of this Offering, the Company's Articles of Incorporation will be amended to provide that the shareholders' right to cumulative voting will terminate when the Company's shares are qualified for trading on the Nasdaq National Market if the Company has at least 800 shareholders as of the record date for the most recent annual meeting of shareholders. The Company presently expects that upon consummation of this Offering, the Common Stock will be qualified for trading on Nasdaq National Market and the Company will have at least 800 shareholders. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

     Effective immediately prior to the closing of this Offering, the Company's Articles of Incorporation also will be amended to require that any action required or permitted to be taken by shareholders of the Company must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent. The Company's Articles of Incorporation and Bylaws, as amended, will further provide that newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority vote of the directors then in office. In addition, the Articles of Incorporation and Bylaws of the Company, as amended, will require that shareholders give advance notice to the Company's secretary of any directorship nominations or other business to be brought by shareholders at any shareholders' meeting. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors -- Concentration of Ownership; Possible Anti-Takeover Effect of Certain Charter Provisions" and "Management."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Upon completion of this Offering, the Company will have outstanding 13,024,477 shares of Common Stock (without taking into account shares of Common Stock issuable upon exercise of outstanding options).



     The 3,000,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 10,024,477 shares held by existing shareholders were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act, are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may be sold in compliance with such Rule, pursuant to registration under the Securities Act or pursuant to an exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock (approximately 130,000 shares immediately after this Offering) or the average weekly trading volume during the four weeks prior to the proposed sale. In addition, sales under Rule 144 may be made only through unsolicited "broker's transactions" or to a "market maker" and are subject to various other conditions. The limitation on the number of shares which may be sold under the Rule and the "broker's transaction" requirement do not apply to restricted securities sold for the account of a person who is not and has not been an "affiliate" of the Company (as that term is defined in the Act) during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. Of the outstanding shares, 7,045,000 shares are currently freely tradeable without limitation under Rule 144, subject to the lock-up period described below.



     Shareholders owning an aggregate of 9,574,477 shares of Common Stock, representing approximately 96% of the total shares outstanding (and 1,887,500 shares issuable upon exercise of outstanding options), including shares held by all employees, officers and directors and certain other shareholders of the Company, have agreed not to directly or indirectly offer, sell, contract to sell, grant any option to purchase, transfer or otherwise dispose of or make a distribution of any of their shares or securities exercisable or convertible into or exchangeable for the Common Stock without the prior written consent of PaineWebber for a period of 180 days after the date of this Prospectus.



     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. An aggregate of 124,000 shares of Common Stock issued on exercise of stock options will be tradeable pursuant to Rule 701 subject to the lock-up period described above. Such options were exercised at prices below the initial public offering price.



     As of June 30, 1996, 124,000 shares are outstanding under the Prior Plan, 2,802,500 shares of Common Stock are subject to outstanding options and 473,500 additional shares are reserved for issuance under the Prior Plan. See "Management -- Benefit Plans." The Company intends to file a registration statement under the Securities Act on Form S-8 covering an aggregate of approximately 2,600,000 shares of Common Stock reserved for issuance under the Plan. Such registration statement is expected to be filed on the effective date of this Offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for resale by nonaffiliates in the public market, subject to any vesting restrictions with the Company or any contractual restrictions.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom PaineWebber Incorporated, Needham & Company, Inc. and Sutro & Co. Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite their names below at the price per share set forth on the cover page of this Prospectus under "Proceeds to Company":

                                                                            NUMBER OF
                                   UNDERWRITER                                SHARES
        ------------------------------------------------------------------  ----------
        PaineWebber Incorporated..........................................
        Needham & Company, Inc............................................
        Sutro & Co. Incorporated..........................................

                                                                             ---------
                  Total...................................................   3,000,000
                                                                             =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriters are committed to purchase all of the shares of Common Stock offered by this Prospectus (other than those covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to selected dealers at
such price less a concession not in excess of $          per share, and that the
Underwriters and such dealers may reallow a concession to other dealers,
including the Underwriters, not in excess of $          per share. After the
commencement of the public offering of the shares of Common Stock, the initial public offering price, the concessions to selected dealers and the discount to other dealers may be changed by the Representatives.

     The Company has granted the Underwriters an option, expiring at the close of 30 business days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock from the Company at the initial public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby.

     The Company, its directors and all employees and certain of the Company's current shareholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of PaineWebber. See "Shares Eligible for Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the technology base of the Company, the quality and experience of the Company's scientific talent, the previous experience of the Company's executive officers, the medical and research applications and potential markets to be addressed by the Company's product development programs, the market prices of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of the Offering.


     The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be sold.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, San Francisco, California.

                                    EXPERTS

     The financial statements of Immusol, Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon approval of the Common Stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                 IMMUSOL, INC.

                         INDEX TO FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors......................................  F-2
Balance Sheets at December 31, 1994 and 1995 and at June 30, 1996 (Unaudited)..........  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 (Unaudited)..............................  F-4
Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 (Unaudited)...............................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 (Unaudited)..............................  F-6
Notes to Financial Statements..........................................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Immusol, Inc.

     We have audited the accompanying balance sheets of Immusol, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Immusol, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


San Diego, California

June 27, 1996

                                 IMMUSOL, INC.

                                 BALANCE SHEETS


                                                                                       UNAUDITED PRO
                                                                                           FORMA
                                                                                       SHAREHOLDERS'
                                            DECEMBER 31,                                 EQUITY AT
                                      -------------------------                          JUNE 30,
                                         1994           1995                               1996
                                      ----------     ----------      JUNE 30,       -------------------
                                                                       1996
                                                                    -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........  $1,113,904     $1,414,163     $ 1,628,235
  Short-term investments (Note 3)...          --      5,453,082       6,056,549
  Other current assets..............     204,475        145,700         140,133
                                      ----------     ----------      ----------
Total current assets................   1,318,379      7,012,945       7,824,917
Property and equipment, net (Note
  4)................................      56,011        282,135         302,023
Other assets........................     110,521         48,657         312,951
                                      ----------     ----------      ----------
                                      $1,484,911     $7,343,737     $ 8,439,891
                                      ==========     ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................  $  269,046     $  499,783     $   557,506
  Accrued expenses..................          --         18,113          95,533
  Deferred contract revenue (Note
     2).............................          --        436,330         436,330
  Current portion of capital lease
     obligations....................          --         10,306          10,833
                                      ----------     ----------      ----------
Total current liabilities...........     269,046        964,532       1,100,202
Capital lease obligations, less
  current portion (Note 5)..........          --         37,874          32,322
Long-term debt (Note 5).............          --             --         152,725
Commitments (Note 5)
Shareholders' equity (Note 6):
  Preferred stock, $.001 par value;
     3,491,700 shares authorized
     (5,000,000 shares pro forma),
     issuable in series:
  Series A convertible; 2,000,000
     shares authorized, issued and
     outstanding (no shares pro
     forma), liquidation preference
     of $2,000,000..................       2,000          2,000           2,000         $        --
  Series B-1 convertible; 1,491,700
     shares authorized; 915,477
     shares issued and outstanding
     (no shares pro forma),
     liquidation preference of
     $4,998,504.....................          --            915             915                  --
  Common stock, $.001 par value;
     20,000,000 shares authorized,
     7,045,000, 7,069,000 and
     7,109,000 shares issued and
     outstanding at December 31,
     1994 and 1995 and June 30,
     1996, respectively (30,000,000
     shares authorized and
     10,024,477 shares issued and
     outstanding pro forma).........       7,045          7,069           7,109              10,024
  Deferred compensation.............          --             --      (1,445,377)         (1,445,377)
  Additional paid-in capital........   2,103,955      7,102,840       8,602,100           8,602,100
  Accumulated deficit...............    (897,135)      (771,493)        (12,105)            (12,105)
                                      ----------     ----------      ----------          ----------
Total shareholders' equity..........   1,215,865      6,341,331       7,154,642         $ 7,154,642
                                                                                         ==========
                                      ----------     ----------      ----------
                                      $1,484,911     $7,343,737     $ 8,439,891
                                      ==========     ==========      ==========


                            See accompanying notes.

                                 IMMUSOL, INC.

                            STATEMENTS OF OPERATIONS


                                                                              SIX MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                      JUNE 30,
                             ---------------------------------------      -------------------------
                               1993          1994           1995            1995           1996
                             ---------     ---------     -----------      ---------     -----------
                                                                                 (UNAUDITED)
Total revenue (Note 2).....  $      --     $ 204,475     $ 3,174,515      $ 621,937     $ 2,941,489
Costs and expenses:
     Research and
       development.........    157,101       492,513       2,831,860      1,246,189       1,982,939
     General and
       administrative......     47,948       127,360         487,234        238,491         396,571
                             ---------     ---------     -----------      ---------     -----------
Total costs and expenses...    205,049       619,873       3,319,094      1,484,680       2,379,510
                             ---------     ---------     -----------      ---------     -----------
Income (loss) from
  operations...............   (205,049)     (415,398)       (144,579)      (862,743)        561,979
Interest income............     50,743        57,798         275,564         99,230         200,795
Interest expense...........         --            --          (5,343)        (2,326)         (3,386)
                             ---------     ---------     -----------      ---------     -----------
Net income (loss)..........  $(154,306)    $(357,600)    $   125,642      $(765,839)    $   759,388
                             =========     =========     ===========      =========     ===========
Pro forma net income (loss)
  per share................  $   (0.02)    $   (0.05)    $      0.01      $   (0.10)    $      0.06
                             =========     =========     ===========      =========     ===========
Shares used in computing
  pro forma net income
  (loss) per share.........  7,342,653     7,471,420      11,830,427      7,479,860      12,404,535
                             =========     =========     ===========      =========     ===========


                            See accompanying notes.

                                 IMMUSOL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            PREFERRED STOCK
                                 -------------------------------------
                                      SERIES A            SERIES B          COMMON STOCK      ADDITIONAL
                                 ------------------   ----------------   ------------------    PAID-IN        NOTE        DEFERRED
                                  SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     RECEIVABLE   COMPENSATION
                                 ---------   ------   -------   ------   ---------   ------   ----------   ----------   ------------
Balance at December 31, 1992...  2,000,000   $2,000        --    $ --    6,045,000   $6,045   $2,054,955    $     --    $        --
  Issuance of common stock.....                 --         --      --    1,000,000   1,000        49,000     (50,000)            --
  Reduction in note
    receivable.................         --      --         --      --           --      --            --      28,108             --
  Net loss.....................         --      --         --      --           --      --            --          --             --
                                 ---------   ------   -------    ----    ---------   ------   ----------    --------      ---------
Balance at December 31, 1993...  2,000,000   2,000         --      --    7,045,000   7,045     2,103,955     (21,892)            --
  Reduction in note
    receivable.................         --      --         --      --           --      --            --      21,892             --
  Net loss.....................         --      --         --      --           --      --            --          --             --
                                 ---------   ------   -------    ----    ---------   ------   ----------    --------      ---------
Balance at December 31, 1994...  2,000,000   2,000         --      --    7,045,000   7,045     2,103,955          --             --
  Issuance of common stock.....         --      --         --      --       24,000      24         1,296          --             --
  Issuance of Series B
    convertible preferred
    stock......................         --      --    915,477     915           --      --     4,997,589          --             --
  Net income...................         --      --         --      --           --      --            --          --             --
                                 ---------   ------   -------    ----    ---------   ------   ----------    --------      ---------
Balance at December 31, 1995...  2,000,000   2,000    915,477     915    7,069,000   7,069     7,102,840          --             --
  Issuance of common stock
    (unaudited)................         --      --         --      --       40,000      40         3,960          --             --
  Deferred compensation related
    to issuance of stock
    options (unaudited)........         --      --         --      --           --      --     1,495,300          --     (1,495,300)
  Amortization of deferred
    compensation (unaudited)...         --      --         --      --           --      --            --          --         49,923
  Net income (unaudited).......         --      --         --      --           --      --            --          --             --
                                 ---------   ------   -------    ----    ---------   ------   ----------    --------      ---------
Balance at June 30, 1996
  (unaudited)..................  2,000,000   $2,000   915,477    $915    7,109,000   $7,109   $8,602,100    $     --    $(1,445,377)
                                 =========   ======   =======    ====    =========   ======   ==========    ========      =========


                                                   TOTAL
                                 ACCUMULATED   SHAREHOLDERS'
                                   DEFICIT        EQUITY
                                 -----------   -------------
Balance at December 31, 1992...   $(385,229)    $ 1,677,771
  Issuance of common stock.....          --              --
  Reduction in note
    receivable.................          --          28,108
  Net loss.....................    (154,306)       (154,306)
                                  ---------      ----------
Balance at December 31, 1993...    (539,535)      1,551,573
  Reduction in note
    receivable.................          --          21,892
  Net loss.....................    (357,600)       (357,600)
                                  ---------      ----------
Balance at December 31, 1994...    (897,135)      1,215,865
  Issuance of common stock.....          --           1,320
  Issuance of Series B
    convertible preferred
    stock......................          --       4,998,504
  Net income...................     125,642         125,642
                                  ---------      ----------
Balance at December 31, 1995...    (771,493)      6,341,331
  Issuance of common stock
    (unaudited)................          --           4,000
  Deferred compensation related
    to issuance of stock
    options (unaudited)........          --              --
  Amortization of deferred
    compensation (unaudited)...          --          49,923
  Net income (unaudited).......     759,388         759,388
                                  ---------      ----------
Balance at June 30, 1996
  (unaudited)..................   $ (12,105)    $ 7,154,642
                                  =========      ==========


                            See accompanying notes.

                                 IMMUSOL, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                 SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                  JUNE 30
                                      -------------------------------------   -----------------------
                                         1993         1994         1995          1995         1996
                                      ----------   ----------   -----------   ----------   ----------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................  $ (154,306)  $ (357,600)  $   125,642   $ (765,839)  $  759,388
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.....         730        7,917        50,395       15,212       40,942
     Stock issued for consulting
       services.....................      28,108       21,892            --           --           --
     Stock compensation expense.....          --           --            --           --       49,923
     Changes in operating assets and
       liabilities:
       Other current assets.........          --     (204,475)       58,775      (65,899)       5,567
       Accounts payable.............      50,193       78,745       230,737      186,120       57,724
       Accrued expenses.............          --           --        18,113      115,887       77,420
       Deferred contract revenue....          --           --       436,330      773,438           --
                                         -------      -------       -------       ------       ------
Net cash provided by (used in)
  operating activities..............     (75,275)    (453,521)      919,992      258,919      990,964
INVESTING ACTIVITIES
Purchases of property and
  equipment.........................          --      (62,282)     (219,012)     (24,106)     (60,648)
Purchases of short-term
  investments.......................          --           --    (6,453,082)  (2,405,265)  (1,903,467)
Proceeds from maturities of
  short-term investments............          --           --     1,000,000           --    1,300,000
Other assets........................          --     (109,490)       61,864       (1,000)    (264,476)
                                         -------      -------       -------       ------       ------
Net cash used in investing
  activities........................          --     (171,772)   (5,610,230)  (2,430,371)    (928,591)
FINANCING ACTIVITIES
Payments on capital lease
  obligations.......................          --           --        (9,327)          --       (5,026)
Proceeds from long-term debt........          --           --            --           --      152,725
Proceeds from issuance of Series B
  convertible preferred stock.......          --           --     4,998,504    4,998,504           --
Proceeds from issuance of common
  stock.............................          --           --         1,320        1,320        4,000
                                         -------      -------       -------       ------       ------
Net cash provided by financing
  activities........................          --           --     4,990,497    4,995,277      151,699
                                         -------      -------       -------       ------       ------
Net increase (decrease) in cash and
  cash equivalents..................     (75,275)    (625,293)      300,259    2,823,825      214,072
Cash and cash equivalents at
  beginning of period...............   1,814,472    1,739,197     1,113,904    1,113,904    1,414,163
                                         -------      -------       -------       ------       ------
Cash and cash equivalents at end of
  period............................  $1,739,197   $1,113,904   $ 1,414,163   $3,937,729   $1,628,235
                                         =======      =======       =======       ======       ======
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING
  ACTIVITIES:
Property and equipment acquired
  under capital lease obligations...  $       --   $       --   $    57,507   $   57,507   $       --
                                         =======      =======       =======       ======       ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid.......................  $       --   $       --   $     5,343   $    2,326   $    3,386
                                         =======      =======       =======       ======       ======


                            See accompanying notes.

                                 IMMUSOL, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS

                      ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Immusol, Inc. (the "Company") was incorporated in California on March 6, 1992. The Company is a biopharmaceutical company dedicated to the discovery, development and commercialization of products based on its proprietary technologies in the area of ribozyme gene therapy and ribozyme-mediated gene functional analysis.

INTERIM FINANCIAL INFORMATION


     The financial statements at June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.


CONCENTRATION OF CREDIT RISK

     The Company invests its excess cash in U.S. Government securities and debt instruments of corporations with strong credit ratings. The Company has established guidelines relative to diversification of its cash investments and their maturities that should maintain liquidity and safety. The Company has not experienced any losses on these investments.

     In 1995, 92% of the Company's revenue was related to a single collaborative research and development agreement with Pfizer, Inc., a related party (Note 2).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

SHORT-TERM INVESTMENTS


     The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, available-for-sale securities are carried at fair value, with unrealized gains and loses, net of tax, reported in shareholders' equity. At December 31, 1995 and June 30, 1996, the net unrealized losses were not material.


     The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

PROPERTY AND EQUIPMENT

     Property and equipment consist primarily of laboratory and office equipment and leasehold improvements and are stated at cost. Depreciation and amortization are calculated using the straight-line method over an estimated useful life of five years, or the lease term, as appropriate.

                                 IMMUSOL, INC.

ACCOUNTING STANDARD ON IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 effective January 1, 1996 and such adoption had no effect on the financial statements.

RESEARCH AND DEVELOPMENT REVENUE

     Revenue under collaborative research agreement is recognized over the term of the agreement or upon the achievement of certain milestones. Payments received in excess of amounts earned are classified as deferred revenue.

STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

HISTORICAL NET INCOME (LOSS) PER SHARE

     Except as noted below, historical net income (loss) per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, warrants and convertible preferred stock are also included in the shares used in computing net income per share. Such common equivalent shares are excluded from the computation of net loss per share as their effect is antidilutive. In addition, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning twelve months prior to the initial filing of the proposed public offering at prices substantially below the initial public offering price have been included in the calculation of historical net income (loss) per share as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

     Historical net income (loss) per share information is as follows:


                                                                                 SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,           JUNE 30,
                                                ----------------------------     -----------------
                                                 1993       1994       1995       1995       1996
                                                ------     ------     ------     ------     ------
Net income (loss) per share...................  $(0.02)    $(0.05)     $0.01     $(0.10)     $0.06
                                                ======     ======     =======    ======     =======
Shares used in computing net income (loss) per
  share (in thousands)........................   7,343      7,471     11,830      7,480     12,405
                                                ======     ======     =======    ======     =======


PRO FORMA NET INCOME (LOSS) PER SHARE AND UNAUDITED PRO FORMA SHAREHOLDERS'
EQUITY

     Pro forma net income per share is unchanged from historical net income per share as described above. Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the preferred shares, which will automatically convert upon completion of the Company's initial offering, using the if-converted method from the original date of issuance. If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be

                                 IMMUSOL, INC.

converted into 2,915,477 shares of common stock, based on the shares of convertible preferred stock outstanding at June 30, 1996. Unaudited pro forma shareholders' equity at June 30, 1996, as adjusted for the conversion of preferred stock, is disclosed in the accompanying balance sheet.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT


     In May 1995, the Company and Pfizer, Inc. ("Pfizer") entered into a Collaborative Agreement, a License and Royalty Agreement and a Preferred Stock Agreement (together, the "Pfizer Agreements") for ribozyme-based gene therapy useful in treating or preventing HIV infection. Pursuant to the Preferred Stock Agreement, Pfizer purchased 915,477 shares of the Company's Series B-1 Preferred Stock at $5.46 per share. In addition, the Pfizer Agreements provide for additional purchases of Series B-2 Preferred Stock of 264,600 shares at $7.56 per share and Series B-3 Preferred Stock of 304,300 shares at $9.86 per share in October 1996 and April 1998, respectively. Under the Pfizer Agreements, Pfizer has agreed to provide research support, make milestone payments and equity investments which could total up to $49 million through May 2000. In addition, Pfizer has agreed to fund certain clinical trial and patent filing and maintenance costs. Amounts received by Immusol under the Pfizer Agreements totalled approximately $11.2 million through June 30, 1996.


     The agreement may be terminated at certain intervals with advance notice upon payment of a predetermined amount to the Company.

3.  SHORT-TERM INVESTMENTS

     Investments consist of debt securities with maturities greater than three months at the date of purchase.

     The following is a summary of available-for-sale securities at cost (which approximates market):


                                                                 DECEMBER 31,      JUNE 30,
                                                                     1995            1996
                                                                 ------------     ----------
    U.S. treasury notes........................................   $  801,215      $       --
    Corporate debt securities..................................    4,651,867       6,056,549
                                                                  ----------      ----------
         Short-term investments................................   $5,453,082      $6,056,549
                                                                  ==========      ==========


     Maturities of short-term investments are as follows:


                                                                 DECEMBER 31,      JUNE 30,
                                                                     1995            1996
                                                                 ------------     ----------
    1996.......................................................   $3,054,414      $  755,747
    1997.......................................................    2,398,668       3,788,297
    1998.......................................................           --       1,512,505
                                                                  ----------      ----------
                                                                  $5,453,082      $6,056,549
                                                                  ==========      ==========

                                 IMMUSOL, INC.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                              DECEMBER 31,
                                                          --------------------     JUNE 30,
                                                           1994         1995         1996
                                                          -------     --------     --------
    Laboratory equipment................................  $60,249     $294,101     $338,149
    Office equipment....................................    3,864       27,448       44,049
    Leasehold improvements..............................       --       18,719       18,719
                                                          -------     --------     --------
                                                           64,113      340,268      400,917
    Less accumulated depreciation and amortization......   (8,102)     (58,133)     (98,894)
                                                          -------     --------     --------
                                                          $56,011     $282,135     $302,023
                                                          =======     ========     ========



     Included in laboratory equipment is $57,507 of equipment under a capital lease. Accumulated depreciation related to this asset at December 31, 1995 and June 30, 1996 amounted to $12,459 and $17,253, respectively.


5.  COMMITMENTS

LEASE OBLIGATIONS


     The Company leased its offices and laboratory facility under a noncancellable operating lease which expired in June, 1996. Thereafter, the Company entered into a new facilities noncancellable operating lease which expires in June, 2001. These leases require the Company to pay for all maintenance, insurance and property taxes. The Company has the option to terminate the lease after two years with prior notice.


     The Company leases equipment under both capital and operating lease agreements.

     Future minimum payments at December 31, 1995 are as follows:

                                                                CAPITAL LEASE     OPERATING
                                                                 OBLIGATIONS       LEASES
                                                                -------------     ---------
    Year ending December 31,
      1996....................................................    $  14,670       $192,526
      1997....................................................       14,670         61,626
      1998....................................................       14,670         22,586
      1999....................................................       14,670             --
                                                                      -----         ------
                                                                     58,680       $276,738
                                                                                    ======
    Less amount representing interest.........................      (10,500)
                                                                      -----
    Present value of net minimum payments.....................       48,180
    Less current portion......................................      (10,306)
                                                                      -----
    Long-term capital lease obligations.......................    $  37,874
                                                                      =====


     Rent expense was approximately $67,000 and $318,000 for the years ended December 31, 1994 and 1995, respectively, and $151,000 and $178,000 for the six months ended June 30, 1995 and 1996, respectively.


LICENSING AND RESEARCH AGREEMENT

     The Company has entered into a licensing agreement with a university under which it has obtained exclusive licenses to technology, or technology claimed, in certain patents or patent applications. The Company is required to make payments of royalties on future sales of products which employ the technology,

                                 IMMUSOL, INC.

or technology claimed, under this agreement. Upon commercial sale of licensed products, the Company is required to pay certain minimum royalty payments.


LONG-TERM DEBT



     In April 1996, the Company executed an equipment term loan with a financial institution. The Company can borrow up to $500,000 through December 31, 1996 at the Prime Rate plus 1.5% (9.75% at June 30, 1996), when the balance at that date converts to a 42 month term loan with monthly installments including interest at a fixed rate determined at the U.S. Treasury Note rate plus 4.25%. The note payable is fully collateralized by the related equipment. As of June 30, 1996, the Company had borrowings of $152,725 against this facility.


6.  SHAREHOLDERS' EQUITY

COMMON STOCK


     The majority of the outstanding shares of common stock have been issued to founders and directors of, and consultants to, the Company. In connection with a certain stock purchase agreement, the Company has the option to repurchase, at the original issue price, the unvested shares in the event of termination of services. Shares issued under this agreement vest over a period no longer than five years. At December 31, 1995 and June 30, 1996, 395,833 and 333,333 shares, respectively, were subject to repurchase by the Company.


CONVERTIBLE PREFERRED STOCK


     The holders of Series A and Series B-1 preferred stock are entitled to receive noncumulative dividends at the rate of $0.08 and $0.44 per share, respectively, per annum, or if greater, an amount equal to that paid on any other outstanding shares of the Company, payable when, as and if, declared by the Board of Directors. As of December 31, 1995, no dividends have been declared. The Series A and Series B-1 preferred stock, which have equal priority over any other stock issuance, have liquidation preferences of $1.00 and $5.46 per share, respectively, plus any declared but unpaid dividends. The Company currently does not anticipate paying any dividends within the foreseeable future.


     At the option of the holder, the Series A and Series B-1 preferred stock are convertible into common shares on a one-for-one basis, subject to adjustment for antidilution, and will automatically convert into common shares concurrent with the closing of qualified underwritten public offering of common stock. The preferred shareholders have voting rights equal to the common shares they would own upon conversion. The Company has reserved 2,915,477 shares of common stock for issuance upon the conversion of the Series A and Series B convertible preferred stock.

1996 STOCK OPTION PLAN/STOCK ISSUANCE PLAN

     In 1992, the Company adopted the 1992 Stock Plan. During 1995, the Plan was amended to increase the number of shares available under the Plan to 2,300,000. The Company's 1996 Stock Option/Stock Issuance Plan (the "Plan") was adopted by the Board of Directors and shareholders on June 27, 1996. The Plan will serve as the successor equity incentive program to the Company's 1992 Stock Plan (the "Prior Plan"), and no further option grants or stock issuances will be made under the Prior Plan following the effective date of the Plan. All outstanding stock options and unvested share issuances under the Prior Plan have been incorporated into the Plan but will continue to be governed by the terms and conditions of the specific instruments evidencing those options and issuances. A total of 2,600,000 shares of Common Stock are authorized for issuance under the Plan, including 2,300,000 shares available under the Prior Plan plus an additional 300,000 shares.

     The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The Plan provides that incentive stock

                                 IMMUSOL, INC.

options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant. Options expire no more than ten years after the date of grant, or earlier if the employment terminates.


     The purchase price under each stock purchase agreement resulting from stock bonuses and purchase rights granted will be at no less than 85% of the fair value of the Company's common stock on the award date. Shares of stock sold or awarded under the Plan may be subject to a repurchase option by the Company as determined by the Board of Directors.


     The options vest over a period not to exceed five years. The following table summarizes stock option activity:


                                                                                      WEIGHTED
                                                                       EXERCISE       AVERAGE
                                                       NUMBER OF       PRICE PER      EXERCISE
                                                        SHARES           SHARE         PRICE
                                                       ---------     -------------    --------
    Outstanding at December 31, 1992.................     30,000         $.10           $.10
    Granted..........................................     60,000         $.05           $.07
                                                       ---------
    Outstanding at December 31, 1993.................     90,000      $.05 - $.10       $.07
    Granted..........................................  1,024,000     $.05 - $.055       $.05
                                                       ---------
    Outstanding at December 31, 1994.................  1,114,000     $.05 - $.055       $.05
    Granted..........................................    835,000      $.05 - $.30       $.10
    Exercised........................................    (24,000)        $.055          $.09
    Cancelled........................................   (170,000)     $.05 - $.10       $.09
                                                       ---------
    Outstanding at December 31, 1995.................  1,755,000      $.05 - $.30       $.09
    Granted..........................................    287,500         $.60           $.10
                                                       ---------
    Exercised........................................    (40,000)        $.10           $.10
    Outstanding at June 30, 1996.....................  2,002,500      $.05 - $.60       $.10
                                                       =========



     At December 31, 1995, options exercisable and available for future grant totalled 586,208 and 461,000, respectively. At June 30, 1996, options exercisable and available for future grant totalled 781,656 and 473,500, respectively.


DEFERRED COMPENSATION


     The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the exercise price of stock options granted and the deemed fair value (for accounting purposes) of the Company's common stock at the date of grant. Stock options vest over a period not to exceed five years. Shares included in the computation of deferred compensation include option grants to employees, directors and consultants of the Company from November 1995 through May 1996.


7.  INCOME TAXES

     Significant components of the Company's deferred tax assets are shown below. A valuation allowance of $269,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                 IMMUSOL, INC.

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1995          1994
                                                                   ---------     ---------
    Deferred tax assets:
      Net operating loss carryforwards...........................  $ 240,000     $ 290,000
      Research and development credits...........................     35,000        35,000
      Other -- net...............................................     (6,000)       (3,000)
                                                                      ------        ------
    Net deferred tax assets......................................    269,000       322,000
    Valuation allowance for deferred tax assets..................   (269,000)     (322,000)
                                                                      ------        ------
    Total deferred tax assets....................................  $      --     $      --
                                                                      ======        ======

     A reconciliation between the amount of tax computed by multiplying income
(loss) before taxes by the applicable statutory rates and the amount of reported taxes is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                          1993         1994          1995
                                                        --------     ---------     --------
    Federal income taxes at 34%.......................  $(52,000)    $(122,000)    $ 43,000
    State income taxes, net of federal tax benefit....    (9,000)      (21,000)       8,000
    Nondeductible expenses............................        --        10,000        2,000
                                                        --------     ---------     --------
                                                         (61,000)     (133,000)      53,000
    Change in valuation allowance.....................    61,000       133,000      (53,000)
                                                        --------     ---------     --------
                                                        $     --     $      --     $     --
                                                        ========     =========     ========


     At December 31, 1995, the Company had federal and California tax net operating loss carryforwards of approximately $592,000 and $646,000, respectively. The federal and California tax loss carryforwards will begin expiring in 2008 and 1999, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards totalling $28,000 and $11,000, respectively, which will expire beginning in 2009 unless previously utilized.


     Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited because of cumulative changes in ownership of more than 50% which occurred within a three year period. However, the Company does not believe such limitation will have a material impact upon the utilization of these carryforwards.

8.  PROFIT SHARING AND 401(K) PLAN

     All employees of the Company are eligible to participate in the profit sharing and 401(k) Plan. Profit sharing contributions, if any, are based on a discretionary amount determined by the Company and are allocated to each participant based on the relative compensation of the participant, subject to certain limitations, to the compensation of all participants. The 401(k) matching contributions, if any, are determined by the Company in its sole discretion. To date, there have been no Company contributions under the Plan.

- ------------------------------------------------------------
- ------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
The Company................................    3
Risk Factors...............................    5
Use of Proceeds............................   14
Dividend Policy............................   14
Capitalization.............................   15
Dilution...................................   16
Selected Financial Data....................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   18
Business...................................   21
Management.................................   36
Certain Transactions.......................   44
Principal Shareholders.....................   45
Description of Capital Stock...............   46
Shares Eligible for Future Sale............   48
Underwriting...............................   49
Legal Matters..............................   50
Experts....................................   50
Additional Information.....................   50
Index to Financial Statements..............  F-1


                            ------------------------

     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------

                                3,000,000 SHARES


                                  LOGOIMMUSOL


                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED
                            NEEDHAM & COMPANY, INC.
                            SUTRO & CO. INCORPORATED
                            ------------------------
                                           , 1996

- ------------------------------------------------------------
- ------------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

        Registration fee..................................................  $ 13,087
        Nasdaq National Market fee........................................    22,250
        NASD fee..........................................................     4,295
        Blue Sky fees and expenses........................................    22,500
        Printing and engraving expenses...................................   100,000
        Legal fees and expenses...........................................   250,000
        Accounting fees and expenses......................................   100,000
        Transfer Agent and Registrar fees.................................     5,000
        Miscellaneous expenses............................................    82,868
                                                                            --------
                  Total...................................................  $600,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     (b) Article VI of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as provided in Section 317 of the California General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the California General Corporation Law.

     (c) Article IV of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by law (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) for any act or omission occurring prior to the date when the exculpation provision became effective and (vii) for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The effect of the provisions in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of duty as a director, including breaches resulting from negligent behavior in the context of transactions involving a change of control of the Company or otherwise, except in the situations described in clauses (i) through
(vii) above. These provisions will not alter the liability of directors under federal securities laws.

     (d) Pursuant to authorization provided under the Articles of Incorporation, in connection with this Offering, the Company will enter into indemnification agreements with each of its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Company's Bylaws contain a provision of similar effect relating to advancement of expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

     (e) The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since May 31, 1993, the Company has sold and issued the following unregistered securities:

          (1) From May 31, 1993 to May 31, 1996, the Company issued an aggregate of 1,886,500 options to purchase shares of Common Stock under the Prior Plan and an aggregate of 64,000 shares of Common Stock were issued through the exercise of options granted under the Prior Plan. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Benefit Plans" in the form of the Prospectus included herein.

          (2) On May 3, 1995, the Company issued an aggregate of 915,477 shares of Series B-1 Preferred Stock to Pfizer Inc. for an aggregate consideration of $4,998,594.

     The sales and issuances of securities in the above transactions were deemed to be exempt under the Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER
- -------
  dagger1.1    Form of Underwriting Agreement.
  dagger3.1    Amended and Restated Articles of Incorporation of the Company.

EXHIBIT
NUMBER
- -------
       +3.2    Form of Second Amended and Restated Articles of Incorporation of the Company to be
               effective immediately prior to this Offering.
       +3.3    Bylaws of the Company, as amended.
       +3.4    Form of Amended and Restated Bylaws of the Company to be effective upon completion of this Offering.
  dagger4.1    Form of Certificate for Common Stock.
  dagger5.1    Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
 dagger10.1    Waiver of Registration Rights by BankAmerica Ventures, effective June 25, 1996.
      +10.2    Amended and Restated Shareholder Rights Agreement among the Company and certain shareholders of the Company, dated May 3, 1995.
      +10.3    Immusol, Inc. Preferred Stock Purchase Agreement among the Company and the purchasers identified on Exhibit A to the Agreement, dated May 3, 1995.
      +10.4    Loan and Security Agreement between the Company and Silicon Valley Bank dated April
               3, 1996.
      +10.5    Amendment to Loan and Security Agreement between the Company and Silicon Valley
               Bank dated May 15, 1996.
      +10.6    Sublease for the Company's facilities at 3050 Science Park Road, dated March 11,
               1996.
      +10.7    First Amendment to Sublease for the Company's facilities at 3050 Science Park Road, dated June 6, 1996.
     +*10.8    Exclusive License Agreement between the Company and The Regents of the University of California, dated December 7, 1993.
     +*10.9    Collaborative Research Agreement between the Company and Pfizer Inc., dated May 3,
               1995.
     +*10.10   License and Royalty Agreement between the Company and Pfizer Inc., dated May 3,
               1995.
      +10.11   Co-Founder Agreement between the Company and Flossie Wong-Staal, Ph.D., dated
               February 16, 1993.
      +10.12   Offer Letter to Dr. Tsvi Goldenberg dated April 26, 1994.
      +10.13   Offer Letter to Jack Barber dated August 23, 1994.
 dagger10.14   Pfizer Letter dated July 1, 1996.
      +10.15   The Company's 1992 Stock Plan, as amended.
      +10.16   1992 Stock Option Plan Form of Incentive Stock Option Agreement and Exercise
               Notice.
      +10.17   1992 Stock Option Plan Form of Nonstatutory Option Agreement and Exercise Notice.
      +10.18   1996 Stock Option/Stock Issuance Plan.
      +10.19   1996 Stock Option/Stock Issuance Plan Form of Notice of Grant.
      +10.20   1996 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.
      +10.21   Form of Proprietary Information Agreement.
      +10.22   Form of Scientific Advisory Board Agreement.
      +10.23   Form of Indemnification Agreements between the Company and each of its directors.
      +10.24   Form of Indemnification Agreement between the Company and each of its officers.
       11.1    Computation of pro forma net income (loss) per share.
 dagger14.1    List of Material Foreign Patents.
      +23.1    Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as
               Exhibit 5.1).

EXHIBIT
NUMBER
- -------
  23.2    Consent of Ernst & Young LLP, Independent Auditors (see Page II-6).
 +24.1    Power of Attorney (See Page II-5).
  27.1    Financial Data Schedule


- ---------------
dagger To be filed by Amendment.


* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.


+ Previously filed.

     (b) Financial Statement Schedules included separately in the Registration Statement. All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 29th day of August, 1996.


                                          IMMUSOL, INC.

                                          By: /s/   TSVI GOLDENBERG, PH.D.

                                            ------------------------------------
                                                   Tsvi Goldenberg, Ph.D.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                         DATE
- -------------------------------------  --------------------------------------  ----------------
     /s/        TSVI GOLDENBERG        Chairman of the Board, Chief Executive   August 29, 1996
- -------------------------------------    Officer and Director (Principal
           Tsvi Goldenberg               Executive Officer)
                  *                    Director of Finance and Acting Chief     August 29, 1996
- -------------------------------------    Financial Officer (Principal
        J. Stanhope Blackburn            Financial and Accounting Officer)
                                       Director                                 August 29, 1996
- -------------------------------------
             Anchie Kuo
                  *                    Director                                 August 29, 1996
- -------------------------------------
            Frank Litvack
                  *                    Director                                 August 29, 1996
- -------------------------------------
           Melvin Perelman
                  *                    Director                                 August 29, 1996
- -------------------------------------
         Flossie Wong-Staal
     *By: /s/   TSVI GOLDENBERG
- -------------------------------------
           Tsvi Goldenberg
          Attorney-in-Fact

                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated June 27, 1996 in Amendment No. 2 to the Registration Statement (Form S-1) and the related prospectus of Immusol, Inc. for the registration of shares of its common stock.


                                          ERNST & YOUNG LLP

San Diego, California

August 29, 1996

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------  ------------
dagger 1.1   Form of Underwriting Agreement.
      +3.1   Amended and Restated Articles of Incorporation of the Company.
      +3.2   Form of Second Amended and Restated Articles of Incorporation of the
             Company to be effective immediately prior to this Offering.
      +3.3   Bylaws of the Company, as amended.
      +3.4   Form of Amended and Restated Bylaws of the Company to be effective upon completion of this Offering.
dagger 4.1   Form of Certificate for Common Stock.
dagger 5.1   Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common
             Stock being registered.
dagger10.1   Waiver of Registration Rights by BankAmerica Ventures, effective June 25,
             1996.
     +10.2   Amended and Restated Shareholder Rights Agreement among the Company and certain shareholders of the Company, dated May 3, 1995.
     +10.3   Immusol, Inc. Preferred Stock Purchase Agreement among the Company and the purchasers identified on Exhibit A to the Agreement, dated May 3,
             1995.
     +10.4   Loan and Security Agreement between the Company and Silicon Valley Bank dated April 3, 1996.
     +10.5   Amendment to Loan and Security Agreement between the Company and Silicon
             Valley Bank dated May 15, 1996.
     +10.6   Sublease for the Company's facilities at 3050 Science Park Road, dated
             March 11, 1996.
     +10.7   First Amendment to Sublease for the Company's facilities at 3050 Science
             Park Road, dated June 6, 1996.
    +*10.8   Exclusive License Agreement between the Company and The Regents of the
             University of California, dated December 7, 1993.
    +*10.9   Collaborative Research Agreement between the Company and Pfizer Inc., dated May 3, 1995.
    +*10.10  License and Royalty Agreement between the Company and Pfizer Inc., dated
             May 3, 1995.
     +10.11  Co-Founder Agreement between the Company and Flossie Wong-Staal, Ph.D., dated February 16, 1993.
     +10.12  Offer Letter to Dr. Tsvi Goldenberg dated April 26, 1994.
     +10.13  Offer Letter to Jack Barber dated August 23, 1994.
dagger10.14  Pfizer Letter dated July 1, 1996.
     +10.15  The Company's 1992 Stock Plan, as amended.
     +10.16  1992 Stock Option Plan Form of Incentive Stock Option Agreement and
             Exercise Notice.
     +10.17  1992 Stock Option Plan Form of Nonstatutory Option Agreement and Exercise
             Notice.
     +10.18  1996 Stock Option/Stock Issuance Plan.
     +10.19  1996 Stock Option/Stock Issuance Plan Form of Notice of Grant.
     +10.20  1996 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.
     +10.21  Form of Proprietary Information Agreement.
     +10.22  Form of Scientific Advisory Board Agreement.
     +10.23  Form of Indemnification Agreements between the Company and each of its directors.
     +10.24  Form of Indemnification Agreement between the Company and each of its officers.
      11.1   Computation of pro forma net income (loss) per share.

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------  ------------
dagger14.1    List of Material Foreign Patents.
dagger23.1    Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
      23.2    Consent of Ernst & Young LLP, Independent Auditors (see Page II-6).
     +24.1    Power of Attorney (See Page II-5).
      27.1    Financial Data Schedule


- ---------------
dagger To be filed by Amendment.


* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.


+ Previously filed.